SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

WELLMAN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy

WELLMAN, INC.

595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

April 21, 2003

Dear Stockholder:

      We are pleased to enclose information about a Special Meeting of our Stockholders to be held on May 30, 2003 at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey. The meeting will begin promptly at 10:00 a.m., local time.

      At the special meeting we will ask you to consider and vote on a proposed equity investment of up to $126 million by Warburg Pincus Private Equity VIII, L.P., a private equity fund managed by Warburg Pincus LLC. This investment is to be made on the terms, and subject to various conditions, set forth in a securities purchase agreement dated as of February 12, 2003. Under this agreement, the investor has already purchased a convertible subordinated note in the initial principal amount of $20 million at par and received a warrant to purchase 1,250,000 shares of our Common Stock, which together are initially convertible (subject to certain requirements for conversion) and exercisable for approximately 8.7% of our outstanding Common Stock, and a director designated by the investor has been appointed to our board.

      Our board believes that it is in our best interests and the best interests of our stockholders to approve the issuance and sale of up to $126 million of preferred stock and warrants to the investor by (a) converting the note in the initial principal amount of $20 million that we have already issued to the investor into preferred stock and (b) issuing up to $106 million of additional preferred stock and an additional warrant to the investor. The preferred stock (subject to certain requirements for conversion) and warrants will be convertible into and exercisable for Common Stock totaling approximately 30% of our outstanding Common Stock (and under certain circumstances could possibly be convertible into and exercisable for up to approximately 49% of our outstanding Common Stock within the next five years). The rules of the New York Stock Exchange require us to obtain stockholder approval before we issue Common Stock, or other securities convertible into or exercisable for Common Stock, representing 20% or more of our outstanding Common Stock, so we need your approval to complete this investment. We also need your approval to amend our Certificate of Incorporation to (a) increase the number of authorized shares of our Common Stock, (b) authorize the two new series of preferred stock necessary to consummate the investment and (c) permit amendments to the terms of the preferred stock with only the approval of the Board of Directors and the holders of preferred stock.

      If we obtain your approval and subject to the satisfaction of certain other closing conditions, we will:

•	convert the $20 million initial principal amount (plus accrued but unpaid interest thereon) of the already-issued note into our Series A Convertible Preferred Stock at a price of $11.25 per share,

•	issue 2,666,666 additional shares of our Series A Convertible Preferred Stock at a purchase price of $11.25 per share for $30 million, so that the investor will own approximately 4,500,000 shares of Series A Convertible Preferred Stock in total (including the shares of Series A Convertible Preferred Stock issued upon conversion of the outstanding note),

•	issue 6,700,000 shares of our Series B Convertible Preferred Stock at a per share price equal to $11.25 per share, or if lower, 110% of the volume-weighted average closing price of our Common Stock over a specified 20-day trading period for an aggregate additional investment of up to $75.4 million,

•	issue an additional warrant to purchase 1,250,000 shares of our Common Stock in addition to the warrant to purchase 1,250,000 shares of our Common Stock previously issued to the investor, and

•	appoint a second director designated by the investor to our board of directors.

      If the amendment to our Certificate of Incorporation and the issuances described above are not approved by the stockholders, we will instead, subject to various conditions, issue to the investor an additional note in an initial principal amount of $29.95 million at par, and we will appoint an additional director designated by the investor to our board. In this case, all the notes will be convertible, subject to certain requirements for conversion, into Common Stock.

      The enclosed Notice of Special Meeting of Stockholders and Proxy Statement provides details of the proposed investment and related information. We urge you to read all of the enclosed materials carefully.

      Your board of directors has determined that the terms of the investment are fair to us and in our best interests and the best interests of our stockholders. Your board has unanimously approved and unanimously recommends that you vote FOR the proposals at the special meeting.

      Your vote is important. Whether or not you plan to attend the special meeting, please indicate your vote, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you attend the special meeting and prefer to vote your shares in person, you will be able to do so.

      On behalf of your board of directors, thank you for your continued support of and interest in us.

Sincerely yours,

THOMAS M. DUFF
Chairman and Chief Executive Officer

WELLMAN, INC.

595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2003

Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey

10:00 AM, Local Time

To the Stockholders of

Wellman, Inc.

      You are cordially invited to attend a Special Meeting of our Stockholders to:

1. Approve the issuance of up to 5,000,000 shares of Series A Convertible Preferred Stock, 6,700,000 shares of Series B Convertible Preferred Stock and a warrant to purchase 1,250,000 shares of Common Stock, and to ratify the prior issuance of the warrant to purchase 1,250,000 shares of Common Stock, to Warburg Pincus Private Equity VIII, L.P., and the potential issuance of Common Stock upon conversion of such Preferred Stock and exercise of such warrants; and

2. Approve an amendment to our Certificate of Incorporation (a) increasing our authorized Common Stock from 55,000,000 to 100,000,000 shares, (b) authorizing 5,000,000 shares of Series A Convertible Preferred Stock and 6,700,000 shares of Series B Convertible Preferred Stock and (c) permitting amendments to the terms of a class or series of Preferred Stock with only the approval of our Board of Directors and the holders of such class or series; and

3. Conduct other business properly brought before the meeting.

      The effectiveness of proposals 1 and 2 are each contingent upon the approval of the other. We will take no action on either of proposals 1 or 2 unless both proposals are approved.

      Only stockholders of record at the close of business on March 31, 2003 will be entitled to vote at the meeting.

By Order of the Board of Directors,

DAVID K. DUFFELL
Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE INDICATE YOUR VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING AND PREFER TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO.

QUESTIONS AND ANSWERS
SUMMARY OF THE PROXY STATEMENT
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
INFORMATION CONCERNING THE SPECIAL MEETING AND VOTING
PROPOSAL 1 -- APPROVAL OF THE ISSUANCE OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, WARRANTS AND COMMON STOCK ISSUABLE UPON CONVERSION AND EXERCISE THEREOF
PROPOSAL 2
STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER MATTERS
INCORPORATION OF INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION

WELLMAN, INC.

595 Shrewsbury Avenue
Shrewsbury, New Jersey 07702

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 30, 2003

      The Special Meeting of our Stockholders will be held on May 30, 2003 at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, beginning promptly at 10:00 AM, local time. The enclosed proxy to vote at the special meeting and at any adjournment or postponement of the special meeting is solicited by our board of directors. It is anticipated that this proxy statement and the accompanying proxy card will be mailed, beginning April 21, 2003, to owners of record of shares of our Common Stock. Our board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters submitted at the special meeting.

Page

Questions and Answers	2
Summary of the Proxy Statement	7
Statements Regarding Forward-Looking Information	17
Information Concerning the Special Meeting and Voting	18
Proposal 1 — Approval of the Issuance of Series A Preferred Stock, Series B Preferred Stock, Warrants and Common Stock Issuable Upon Conversion and Exercise Thereof	21
Proposal 2 — Approval of an Amendment to Our Certificate of Incorporation	42
Stock Ownership by Management and Principal Stockholders	45
Stockholder Proposals for 2003 Annual Meeting	47
Other Matters	47
Incorporation of Information by Reference	47
Where You Can Find More Information	48
Appendix A — Proposed Amendment to our Certificate of Incorporation

QUESTIONS AND ANSWERS

      Although we encourage you to read this entire proxy statement, we have included the following questions and answers to provide background information and brief answers to several questions that you may have about the proposals. Please read the rest of this proxy statement for full information about the proposals.

What am I being asked to approve?

      You are being asked to approve two related proposals. The approval of each proposal is contingent upon the approval of the other. Therefore, we will take no action on either of these proposals unless both of them are approved.

      The first proposal for you to consider is our issuance and sale to Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus VIII”), a private equity fund managed by Warburg Pincus LLC, of up to 5,000,000 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”), 6,700,000 shares of our Series B Convertible Preferred Stock (“Series B Preferred Stock”; the Series B Preferred Stock and the Series A Preferred Stock are referred to together as the “Preferred Stock”) and warrants to purchase 2,500,000 shares of Common Stock of which a warrant to purchase 1,250,000 shares of Common Stock has already been issued. As part of this proposal, we are also asking you to approve at this time the issuance of shares of our Common Stock upon conversion of the Preferred Stock and the exercise of the warrants in accordance with their terms.

      We entered into a securities purchase agreement with Warburg Pincus VIII on February 12, 2003. At that time Warburg Pincus VIII purchased a Note in the initial principal amount of $20 million at par (the “Initial Note”) and we issued to Warburg Pincus VIII a warrant to purchase 1,250,000 shares of our Common Stock at an exercise price of $11.25 per share (the “Initial Warrant”). In addition, we appointed Oliver Goldstein, a Vice President of Warburg Pincus LLC, to our board of directors as a designee of Warburg Pincus VIII. When certain conditions are met, including our obtaining stockholder approval of the proposals set forth in this proxy statement and securing a new $175 million senior revolving credit facility, the following will occur:

•	the outstanding Initial Note in the principal amount of $20 million plus accrued and unpaid interest thereon will automatically convert into shares of Series A Preferred Stock at a price of $11.25 per share, and Warburg Pincus VIII will purchase for $30 million an additional 2,666,666 shares of Series A Preferred Stock at $11.25 per share so that it will own an aggregate of approximately 4,500,000 shares of Series A Preferred Stock;

•	Warburg Pincus VIII will purchase 6,700,000 shares of our Series B Preferred Stock at $11.25 per share or, if lower, 110% of the volume-weighted average closing price of our Common Stock over a specified 20 day trading period (the “Series B Purchase Price”);

•	we will issue to Warburg Pincus VIII an additional warrant to purchase 1,250,000 shares of our Common Stock at an exercise price equal to the Series B Purchase Price (the “Additional Warrant”; the Initial Warrant and the Additional Warrant are referred to together as the “Warrants”); and

•	we will appoint a second director designated by Warburg Pincus VIII to our board.

      The second proposal for you to consider, which is related to the first, is an amendment to our Certificate of Incorporation to (a) increase the number of authorized shares of Common Stock from 55,000,000 to 100,000,000, (b) authorize 5,000,000 shares of Series A Preferred Stock and 6,700,000 shares of Series B Preferred Stock, so that we will have the authorized capital to make the issuances described above and (c) permit amendments to the terms of a class or series of Preferred Stock with only the approval of our board and the holders of such class or series.

What does our board of directors recommend?

      After careful consideration, our board of directors has determined that the terms of the investment are fair to us and in our best interests and the best interests of our stockholders. Our board has unanimously approved and unanimously recommends that you vote FOR the proposals at the special meeting.

      Our board believes that the Warburg Pincus VIII investment is in our best interests and the best interests of our stockholders for the following reasons:

•	This investment will enable us to reduce our high leverage by paying down a portion of our existing debt, resulting in a strengthened balance sheet and improved liquidity. The additional equity investment is expected to be beneficial to our credit ratings by Standard & Poor’s and Moody’s based upon our discussions with them.

•	On or before July 31, 2004, we have substantial amounts of our debt and other obligations maturing that we will need to refinance. We believe that a stronger balance sheet will allow us to refinance this debt with higher certainty and on better terms and conditions, including lower interest costs, than we could without the equity investment.

•	Although neither we nor any of our employees has been charged by any governmental authority with any wrongdoing, as a result of the on-going government investigation of pricing practices in the polyester staple fiber industry, our current ability to access the public capital markets is sharply curtailed.

•	If we approach significant debt maturities without new financing in place then the equity markets may perceive that we do not have sufficient liquidity, and the price of our Common Stock may decline substantially.

•	We do not expect to pay Preferred Stock dividends in cash for five years, if at all.

•	We will have access to the expertise and strategic relationships of this investor who, due to its substantial investment in us, will have a strong incentive to help us build stockholder value.

•	The Preferred Stock investment is a more attractive investment than the notes because it provides more financial flexibility, a stronger balance sheet and higher earnings. In addition, the Preferred Stock investment represents a larger investment by Warburg Pincus VIII (up to $75.4 million more than the maximum initial aggregate principal amount of the notes).

      After conducting a thorough and competitive auction process in which more than 20 potential investors were contacted, our board determined that the terms and conditions of the Warburg Pincus VIII investment were more favorable than the other investment proposals. Given the competitive nature of this process, our board did not consider it necessary to obtain an opinion from our financial advisors as to the fairness of the Warburg Pincus VIII investment to our shareholders, and so no fairness opinion was requested or rendered.

Who is Warburg Pincus?

      Warburg Pincus LLC is a leading private equity investment firm. The firm currently has nearly $10 billion under management, with approximately $6 billion available for investment in a range of industries. Since 1971, Warburg Pincus LLC has sponsored ten private equity investment funds with committed capital in excess of $19 billion. These funds have invested more than $15 billion in 469 companies in 29 countries.

      Warburg Pincus VIII, a private equity fund managed by Warburg Pincus LLC, will make the proposed investment.

Why are we seeking stockholder approval for these proposals?

      The rules of the New York Stock Exchange require us to obtain stockholder approval before issuing Common Stock, or other securities convertible into or exercisable for Common Stock, representing 20% or more of our outstanding Common Stock. Since the Preferred Stock (subject to certain requirements for conversion) and Warrants in the aggregate will be initially convertible into or exercisable for approximately 30% of our outstanding Common Stock (and under certain circumstances could possibly be convertible into and exercisable for up to approximately 49% of our outstanding Common Stock within the next five years), we are seeking your approval of the issuance of the Preferred Stock and Warrants, as well as the Common Stock issuable upon their conversion or exercise.

      We do not currently have any shares of preferred stock authorized or issued and we do not have enough shares of Common Stock authorized to permit the conversion of the Preferred Stock and the exercise of the Warrants.

What will happen if the proposals are not approved by the stockholders?

      If the proposals are not approved by the stockholders, the Series A Preferred Stock and Series B Preferred Stock will not be issued to Warburg Pincus VIII and, subject to certain exceptions, the Additional Warrant will not be issued to Warburg Pincus VIII. Subject to certain conditions, including our obtaining a new $150 million senior revolving credit facility, Warburg Pincus VIII will purchase an additional note in an initial principal amount of $29.95 million at par (the “Additional Note” and, together with the Initial Note, the “Notes”) and a second director designated by Warburg Pincus VIII will be appointed to our board. The Notes in an initial aggregate principal amount of $49.95 million then outstanding will not be convertible into Series A Preferred Stock but will instead be convertible only into our Common Stock at an initial conversion price of $11.25 per share. The conversion price of the Notes is subject to the same market price based adjustments and anti-dilution adjustments as the conversion price of each series of Preferred Stock are subject. Warburg Pincus VIII will continue to hold the Initial Warrant. However, the Common Stock issuable upon conversion or exercise of the $49.95 million in principal amount of Notes and the Warrants would be limited to 19.99% of our Common Stock outstanding on February 12, 2003. If more than that amount of Common Stock would otherwise be issuable under the Notes and Warrants, the excess shares (the “Excess Shares”) would not be issued. Instead, upon conversion, Warburg Pincus VIII would be entitled to receive a cash payment (the “Excess Share Payment”) in an amount equal to the excess of the then current market value of our Common Stock over the conversion price of the Notes then in effect for the Excess Shares. Any accrual for Excess Share Payment would be treated as interest expense, which would reduce our earnings per share.

      Warburg Pincus VIII (or, under certain circumstances, its transferee) will continue to have the right to (i) appoint two directors to our board and to designate one observer to attend all board meetings so long as it continues to hold at least $25 million in aggregate principal amount of the Notes and (ii) appoint one director so long as it continues to hold Common Stock or Notes representing at least 5% of our outstanding Common Stock. As a result of these provisions, Oliver Goldstein, a vice president of Warburg Pincus LLC, became a member of our board in February 2003. In addition, each holder of 10% or more of the outstanding principal amount of the Notes will generally have the right to purchase its pro rata amount of new equity securities issued, subject to certain customary exceptions. We are also required to file a shelf registration statement on Form S-3 with the SEC to register the Notes and the Warrants and the Common Stock issuable upon conversion or exercise thereof.

How many votes are required to approve the proposals?

Proposal 1 requires a majority of the total votes cast at the special meeting; and

Proposal 2 requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon.

      Although they have different voting requirements, each proposal is contingent upon the approval of the other. Therefore, both proposals must be approved for either to be effective. This means that for either proposal to be effective there must be an affirmative vote of the majority of the outstanding shares of Common Stock entitled to vote thereon. Proxies that are not submitted or reflect abstentions have the effect of a vote against both proposals.

Who can vote?

      Only the stockholders of record at the close of business on March 31, 2003, are entitled to vote at the special meeting. On that day, 31,868,809 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the special meeting.

What do I need to do now?

      After you read and consider the information in this proxy statement, just mail your signed proxy card indicating your vote in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the special meeting. You should return your proxy card whether or not you plan to attend the special meeting. If you attend the special meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

      Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

What do I do if I want to change my vote after I have sent in my proxy card?

      You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. You can send a written notice stating that you would like to revoke your proxy. You can also complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to our Investor Relations Officer before the special meeting. Finally, you can attend the special meeting and vote in person. However, simply attending the meeting, by itself, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow your broker’s directions on how to change your vote.

How are votes counted?

      A quorum must exist for the transaction of business at the special meeting. A quorum is a majority of the outstanding shares entitled to vote which are present or represented by proxy at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes (which are shares held by a broker or nominee that are represented at the special meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) and abstentions will be included in determining the presence of a quorum. Since the first proposal requires a majority of the votes cast, broker non-votes and abstentions will have no effect on the outcome of this proposal. However, since the second proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote and each proposal is contingent upon the approval of the other proposal, broker non-votes and abstentions will have the effect of a vote against both proposals.

Who can help answer my questions about the transactions and the other proposals?

      If you have additional questions about the transactions and the other proposals, you should contact Dennis Sabourin, our Investor Relations Officer at (732) 212-3321 or call Georgeson Shareholder Services, Inc. at (866) 775-2752.

SUMMARY OF THE PROXY STATEMENT

      This summary of the proxy statement, together with the previous question and answer section, provide an overview of the transactions discussed in this proxy statement but does not contain all of the information that is important to you. You should carefully read this entire proxy statement in its entirety for a more complete understanding of the proposals.

The Special Meeting (see pages 14 to 16)

      The enclosed proxy is solicited on behalf of our Board of Directors for use at our special meeting of stockholders to be held on May 30, 2003 at 10:00 AM local time, or at any adjournment or postponement of the meeting. The special meeting will be held at the Oyster Point Hotel located at 146 Bodman Place, Red Bank, New Jersey.

Background (see pages 16 to 17)

      Recognizing that substantial amounts of our debt and other obligations would be maturing on or before July 31, 2004 and that the financial markets may continue to be volatile, in April 2002 we engaged financial advisors to evaluate our refinancing alternatives. As a result of this evaluation, management and the board concluded that a private equity investment was needed to strengthen our balance sheet and improve our liquidity. After conducting a vigorous, competitive auction process, we entered into a non-binding letter of intent on November 4, 2002 with Warburg Pincus VIII that provided the basic economic framework for and the material terms of an investment valued at $11.25 per share for the initial portion of their investment and $11.25 per share, or if lower, 110% of the volume-weighted average closing price of our Common Stock over a specified 20 trading day period for the balance of their investment. The $11.25 per share price represented a $0.59 (5.5%) premium over the closing price of our Common Stock on that date. After the completion of due diligence and documentation, we entered into a definitive securities purchase agreement with Warburg Pincus VIII on February 12, 2003 on substantially the same terms agreed to in the letter of intent providing for the issuance of the Notes, up to 5,000,000 shares of Series A Preferred Stock, 6,700,000 shares of Series B Preferred Stock and Warrants to purchase 2,500,000 shares of Common Stock for up to $126 million in cash (exclusive of the exercise price of the Warrants). Upon consummation of the transaction for which we are requesting stockholder approval, and assuming exercise of all Warrants by Warburg Pincus VIII for cash, Warburg Pincus VIII will own approximately 30% of our outstanding voting securities. This amount is subject to increase under certain conditions to a maximum of approximately 49% of our outstanding Common Stock during the next five years.

      At the time of signing the agreement, we issued to Warburg Pincus VIII the Initial Warrant to purchase 1,250,000 shares of our Common Stock at an exercise price of $11.25 per share and Warburg Pincus VIII purchased a Note in an initial principal amount of $20 million at par. In addition, we appointed Oliver Goldstein, a vice president of Warburg Pincus LLC, to our board as a designee of Warburg Pincus VIII. When certain conditions are met, including stockholder approval of the proposals set forth in this proxy statement and our obtaining a new $175 million senior revolving credit facility, the following will occur:

•	the outstanding Initial Note will automatically convert into shares of Series A Preferred Stock and Warburg Pincus VIII will purchase for $30 million in cash an additional 2,666,666 shares of Series A Preferred Stock at $11.25 per share so that it will own an aggregate of approximately 4,500,000 shares of Series A Preferred Stock;

•	Warburg Pincus VIII will purchase 6,700,000 shares of Series B Preferred Stock at a price per share equal to the Series B Purchase Price;

•	we will issue to Warburg Pincus VIII the Additional Warrant to purchase 1,250,000 shares of our Common Stock at an exercise price equal to the Series B Purchase Price; and

•	we will appoint a second director designated by Warburg Pincus VIII to our board.

      If such conditions are not met, the Preferred Stock and, subject to certain exceptions, the Additional Warrant will not be issued to Warburg Pincus VIII. In such case, subject to certain conditions, including our obtaining a new $150 million senior revolving credit facility, Warburg Pincus VIII will purchase the Additional Note in the initial principal amount of $29.95 million at par and a second director designated by Warburg Pincus VIII will be appointed to our board. The resulting $49.95 million in initial aggregate principal amount of the Notes then outstanding, by their terms, will not be convertible into Series A Preferred Stock but will instead be convertible only into our Common Stock at a conversion price of $11.25 per share. Warburg Pincus VIII will continue to hold the Initial Warrant. The amount of Common Stock issuable upon conversion or exercise of the $49.95 million in initial principal amount of Notes and the Warrants would be limited to 19.99% of the Common Stock outstanding on February 12, 2003. If more than that amount of Common Stock would otherwise be issuable upon conversion or exercise of the Notes and Warrants, the Excess Shares would not be issued. Instead, upon conversion, Warburg Pincus VIII would be entitled to receive the cash Excess Share Payment in an amount equal to the excess of the current market value of our Common Stock over the conversion price in effect under the Notes for the unissued Excess Shares. Since the number of shares issuable would be less than 20% of the number of shares of Common Stock outstanding on February 12, 2003, the issuance of the Notes and Warrants would not require stockholder approval under the New York Stock Exchange rules.

Use of Proceeds (see pages 19 to 20)

      We intend to use the proceeds from the Warburg Pincus VIII investment to repay indebtedness and to pay certain transaction costs. The indebtedness to be retired is not associated with any specific asset, however we incurred significant indebtedness for capital expenditures and working capital purposes between 1996 and 2000 during the construction of our Pearl River facility.

Material Terms of the Preferred Stock (see pages 20 to 23)

      The following description summarizes the material terms of the Preferred Stock. You are urged to read carefully in its entirety the proposed amendment to our Certificate of Incorporation attached hereto as Appendix A which fully sets forth the terms of the Preferred Stock.

      Dividends (see page 20). If specified consolidated net earnings levels are met, the Preferred Stock will receive dividends and distributions declared on the Common Stock on an as-converted basis. Since we do not expect to meet these earnings levels for at least the next four years, we do not currently anticipate that such dividends will be paid for at least four years, if at all.

      After five years, shares of the Preferred Stock will be entitled to dividends equal to 8.75% per annum (10% if the Common Stock quarterly dividend is less than $.045 per share or if the consolidated net earnings levels are not met) of their liquidation preference. These dividends will be payable quarterly in cash or will continue to accrue (at the holder’s option).

      Liquidation Preference (see page 20). The initial liquidation preference for the Series A Preferred Stock is $11.25 per share and the initial liquidation preference for the Series B Preferred Stock is the Series B Purchase Price ($11.25 per share or, if lower, 110% of the volume-weighted average closing price of the Common Stock over a specified 20 day trading period). The liquidation preference of both series accretes at 7.25% (8.5% if the Common Stock quarterly dividend is less than $.045 per share or if specified consolidated net earnings levels are not met) per annum, compounded quarterly, through the first five years. The liquidation preference is subject to adjustment upon a Change in Control within five years of the issuance of the Preferred Stock.

      Initial Conversion Price (see pages 20 to 21). The initial price at which the Series A Preferred Stock may be converted into shares of our Common Stock is $11.25. The initial conversion price of the Series B Preferred Stock is the Series B Purchase Price.

      Market Price Based Adjustments of Conversion Price (see page 21). The conversion price of each series of Preferred Stock will be reduced on the fourth anniversary of the issuance of the Preferred Stock if the volume-weighted average price of the Common Stock for the immediately preceding 60 consecutive trading days does not equal or exceed $23.00. The reduction will be equal to the excess of $23.00 over such average price. However, in no event will the conversion price be reduced by more than $4.50 or 40% of the initial conversion price of such series as a result of this market price adjustment. As a result, an initial conversion price of $11.25 could be reduced to as low as $6.75 per share, which would result in substantially more dilution for the holders of Common Stock. See “Dilutive Effects of the Preferred Stock and Warrants” below. Upon the occurrence of certain Changes in Control prior to the fourth anniversary of the issuance of the Preferred Stock, the conversion prices are subject to similar adjustments (and the 40% maximum adjustment limitation), based on a comparison of the average price of the Common Stock over a specified period against specified target prices ranging from $14.00 in the first year to $23.00 in the fourth year. In addition, the conversion price of each series of Preferred Stock is subject to customary weighted average anti-dilution adjustments for issuances of Common Stock or Common Stock equivalents at below market prices (subject to certain exceptions), as described below.

      Conversion by Investors (see page 21). The holders of the Preferred Stock may convert the Preferred Stock into Common Stock (i) at any time after a Conversion Event, as defined below, (ii) if the volume-weighted average price of the Common Stock for the 60 consecutive trading days prior to the date of conversion is $23.00 or more per share, or (iii) upon consent of our board (excluding the directors appointed by Warburg Pincus VIII). The number of shares of Common Stock issued upon conversion will be equal to the liquidation preference then in effect divided by the then current conversion price. A Conversion Event is the first to occur of the following:

•	we publicly report that our cash earnings per share (as defined) for the four calendar quarters prior to such report are or will be less than $1.50;

•	an extraordinary charge or charges in any calendar year results in or is expected to result in cash payments of more than $50 million;

•	the first date following the fourth anniversary of the issuance of the Preferred Stock that the highest price of the Common Stock is at least 110% of the lowest price on a trading day not more than 20 trading days before such anniversary selected by the holders of a majority of the Preferred Stock or if no such date is selected, the fourth anniversary;

•	a Change in Control (as defined below) occurs or we enter into an agreement that would cause such occurrence or a notice of redemption is given; and

•	the date on which a majority of the directors then in office (excluding directors designated by Warburg Pincus VIII) adopts a resolution that a Conversion Event has occurred.

      Conversion by Us (see pages 21 to 22). We can require conversion of the Preferred Stock at any time after the fifth anniversary of the issuance date of the Preferred Stock if the closing price of the Common Stock exceeds 125% of the conversion price for 30 consecutive trading days.

      Change in Control (see page 22). If a transaction occurs where (i) 50% or more of our Common Stock is acquired or held by any person other than our stockholders prior to the transaction, (ii) we sell in excess of 50% of our assets or (iii) individuals who were members of our board as of the issuance date of the Preferred Stock (together with directors whose election or appointment to the board is approved by the directors then in office) cease to constitute a majority of the board of the surviving entity (a “Change in Control”), the holders of the Preferred Stock will have the right to:

•	convert the Preferred Stock and receive the consideration from the Change in Control transaction upon conversion; or

•	continue to hold the Preferred Stock in the surviving entity; or

•	request us to redeem the Preferred Stock for cash in an amount equal to the liquidation preference of each such series of Preferred Stock plus any declared and unpaid dividends, in which case we will have the right either to redeem the Preferred Stock or to remarket the Preferred Stock for the holders pursuant to the remarketing provisions described below.

      If a Change in Control occurs within five years of the issuance of the Preferred Stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period. See also “Market Price Based Adjustments of Conversion Price”.

      Anti-Dilution (see page 22). The conversion price of each series of Preferred Stock will be subject to customary weighted average anti-dilution adjustments for issuances or deemed issuances of Common Stock at below the then current market price and other customary adjustments for stock splits, extraordinary dividends and similar transactions.

      Remarketing (see page 22). On the seventh anniversary of the issuance of the Preferred Stock, if certain dividend payment defaults occur, or in the event of a Change in Control (in lieu of the holders of Preferred Stock receiving the Change in Control consideration), we are required to use our reasonable best efforts, together with the remarketing agent, to facilitate the remarketing of the Preferred Stock. We will be required to increase the dividend rate to the rate necessary to resell all of the Preferred Stock at a price not less than 100% of the liquidation preference then in effect. Upon such adjustment, we have the option of either reselling the Preferred Stock for the holders or redeeming the Preferred Stock for cash in the amount of the liquidation preference then in effect.

      Redemption (see page 22). The Preferred Stock is not subject to redemption at the option of the holders of the Preferred Stock. We may redeem the Preferred Stock in lieu of affecting a remarketing of the Preferred Stock as described above by paying the holders of Preferred Stock a redemption price in cash equal to the liquidation preference of the Preferred Stock in effect on the date of the redemption.

      Board Seats (see page 22). Pursuant to the terms of the Preferred Stock, so long as Warburg Pincus VIII (or under certain circumstances, its transferees) owns at least one third of the Preferred Stock, the holders of a majority of the outstanding Preferred Stock have the right to designate two directors to our board and, so long as Warburg Pincus VIII (or under certain circumstances, its transferees) owns Preferred Stock representing at least 5% of the outstanding Common Stock (calculated on a fully diluted basis assuming that the Preferred Stock is then currently convertible) but less than one third of the Preferred Stock, the holders of a majority of the outstanding Preferred Stock have the right to designate one director to our board. Pursuant to the terms of the purchase agreement, at any time after the conversion of the Preferred Stock into shares of Common Stock, Warburg Pincus VIII has the right to appoint (i) two directors to our board so long as it continues to own at least one third of the Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants and (ii) one director to our board so long as it continues to own more than 5% of the outstanding Common Stock but less than one third of the Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants.

      In addition, pursuant to the terms of the purchase agreement, whenever Warburg Pincus VIII (or under certain circumstances, its transferees) has the right to appoint two directors to our board, it also has the right to appoint one observer to attend board meetings.

      Voting Rights (see page 23). The holders of the Preferred Stock generally have the right to vote with the holders of our Common Stock on an as-converted basis. For the first five years, the holders of the Preferred Stock will not participate in the election of directors, other than the right of the holders of a majority of the Preferred Stock to designate up to two directors as discussed above under “Board Seats.” In addition, the approval of holders of a majority of the Preferred Stock is required to approve:

•	changes to our certificate of incorporation or bylaws adverse to the rights of the holders of the Preferred Stock;

•	offers, sales or issuances of equity securities ranking at the same level as or senior to the Preferred Stock with respect to dividend or liquidation rights; or

•	repurchases or redemptions of equity securities or extraordinary dividends on our Common Stock, subject to certain exceptions.

Material Terms of the Warrants (see page 23)

      The following description summarizes the material terms of the Warrants.

      Number of Shares and Exercise Price (see page 23). On February 12, 2003 we issued to Warburg Pincus VIII the Initial Warrant to purchase 1,250,000 shares of our Common Stock at an exercise price of $11.25 per share. The Additional Warrant, which will be issued to Warburg Pincus VIII if the proposals are approved, will grant Warburg Pincus VIII the right to purchase an additional 1,250,000 shares of our Common Stock at an exercise price equal to the Series B Purchase Price. The Warrants are exercisable, in whole or in part, at any time.

      Expiration (see page 23). The Warrants will automatically expire on the seventh anniversary of their issuance dates. The Initial Warrant will expire sooner if the securities purchase agreement is terminated under certain circumstances.

      Adjustments to the Exercise Price (see page 23). The exercise price and the number of shares issuable upon exercise of the Warrants will be subject to customary weighted average anti-dilution adjustments for issuances or deemed issuances of Common Stock at below the then current market price and other customary adjustments for stock splits, extraordinary dividends and similar transactions.

Dilutive Effects of the Preferred Stock and Warrants (see pages 23 to 26)

      If shares of Common Stock are issued upon conversion of the Preferred Stock or exercise of the Warrants, existing stockholders will have their ownership percentage diluted. Upon exercise of the Warrants, 2,500,000 shares of Common Stock are issuable. The exact number of shares of Common Stock ultimately issuable upon conversion of the Preferred Stock cannot be determined at this time. The number of shares issuable upon conversion of the Preferred Stock will be determined by dividing the liquidation preference then in effect by the conversion price then in effect. As described more fully above, the liquidation preference accretes for the first five years and possibly for subsequent years as well. This has the effect of increasing the number of shares issuable upon conversion. Also, the conversion price of each series of Preferred Stock is subject to reduction to as low as 60% of the initial issuance price per share (a reduction to as low as $6.75 for the Series A Preferred Stock) if our stock price does not achieve certain levels by specified time periods. In addition, the conversion prices are subject to customary weighted average anti-dilution adjustments for below market issuances of Common Stock. This also has the effect of increasing the number of shares issuable upon conversion. Based on the 31,868,809 shares outstanding as of March 31, 2003, the Common Stock issuable to Warburg Pincus VIII upon conversion of the Preferred Stock (subject to certain requirements for conversion) and exercise of the Warrants would represent from a minimum of approximately 30% to a maximum of approximately 49% of our outstanding Common Stock by the fifth anniversary of its issuance. After the fifth anniversary of the issuance of the Preferred Stock and the termination of the standstill provisions, it is possible that Warburg Pincus VIII may own more than 50% of our outstanding Common Stock on an as-converted and as-exercised basis if they (i) purchase further Common Stock in the market, or (ii) elect to have the dividends on the Preferred Stock continue to accrue and in lieu of receiving cash dividends and we cannot require conversion of the Preferred Stock due to our market price not exceeding the required level for mandatory conversion.

      The number of shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants will also affect our earnings per share. The larger the number of shares deemed outstanding, the lower our earnings per share will be. The actual effect of the Preferred Stock and Warrants on our earnings per share will depend on the level of our earnings in future periods, the actual liquidation preference, the actual conversion price and the accounting treatment of the Preferred Stock and Warrants (discussed below).

      If the Preferred Stock is not issued, the shares of Common Stock issuable upon conversion of the Notes would have similar dilutive effects on the ownership percentage of existing stockholders and on our earnings per share. Although the total Common Stock issuable to Warburg Pincus VIII is limited to 19.99% of the shares of Common Stock outstanding on February 12, 2003, any accrual for the Excess Share Payment would be treated as interest expense, which would reduce our earnings per share.

Accounting Treatment (see pages 26 to 29)

      The Preferred Stock will not be included in computing the number of shares outstanding unless and until it becomes convertible into Common Stock. The Preferred Stock is convertible to Common Stock during the periods described in “Material Terms of the Preferred Stock” above. If the Preferred Stock becomes convertible into Common Stock, it would result in significant increases in the number of shares outstanding, which in turn could significantly decrease our earnings per share.

      The Warrants will be accounted for using the treasury stock method, and therefore they become dilutive only when the market price of the Common Stock is above their exercise price.

      The Preferred Stock may be issued at a price that, without regard to the restrictions on conversion, allows the holders of Preferred Stock to convert the Preferred Stock into Common Stock at a conversion price that is less than the market price of the Common Stock on the date of issuance of the Preferred Stock. Therefore, we may incur a non-cash beneficial conversion feature (“BCF”) which would be recorded in the financial statements at the time that the Preferred Stock becomes convertible to Common Stock and would result in a non-cash reduction of earnings per share at that time. A BCF may also result if the conversion price of the Preferred Stock is reduced on the fourth anniversary of its issuance because our Common Stock price did not exceed $23.00 (see “Market Price Based Adjustment of Conversion Price” above). Additionally, a BCF could result upon accretion of the liquidation preference of the Preferred Stock over time.

      The accounting treatment of the Notes is comparable to that of the Preferred Stock except that any BCF would be treated as interest expense, resulting in a decrease in net earnings as opposed to earnings available for common stockholders. Because the market price of our Common Stock was higher than the conversion price of the Initial Note on the date of its issuance, there is a potential BCF equal to the product of (a) the difference between the market price and the conversion price on such date times (b) the number of shares of Common Stock issuable upon conversion of the Initial Note. Based on the closing price of our Common Stock on February 12, 2003, this portion of potential BCF totaled approximately $1.9 million. If the Additional Notes are issued, then a BCF may or may not exist depending on the market price of the Common Stock on the date the Notes are issued. In addition, if the number of shares issued or issuable upon conversion or exercise of the Notes and Warrants exceeds 19.99% of our Common Stock outstanding on February 12, 2003, we will be obligated to make a cash payment (referred to as the Excess Share Payment) upon conversion or exercise of the Notes and Warrants equal to the number of Excess Shares times the market price of our Common Stock less the conversion price per share. At the end of each reporting period, we are required to revalue this obligation to its settlement amount by recording interest expense in an amount equal to the change in this obligation from the end of the prior reporting period. Changes in the carrying amount of this obligation could significantly affect our net earnings and earnings per share depending on the volatility of the market price of our Common Stock at each reporting date if the Preferred Stock investment is not consummated and the Notes remain outstanding.

Other Agreements (see pages 29 to 30)

      No Solicitation (see page 29). The securities purchase agreement contains non-solicitation provisions which prohibit us from soliciting or engaging in discussions or negotiations regarding an alternative equity financing or a transaction that would result in a change of control prior to the consummation of Warburg Pincus VIII’s equity investment.

      Preemptive Rights (see page 29). Each holder of more than 10% of the outstanding Preferred Stock will generally have a right to purchase its pro rata amount of new issuances of our equity securities, subject to customary exceptions.

      Registration (see page 29). We are required to file a shelf registration statement on Form S-3 with the SEC promptly after the issuance of the Preferred Stock. Once the registration statement is effective the holders of the Preferred Stock, the Warrants and any Common Stock issued on conversion of the securities will have the right to publicly resell their securities.

      Out-of-Pocket Expenses (see page 29). We will reimburse Warburg Pincus VIII for its out-of-pocket expenses up to $1,500,000 regardless of whether the transactions close. However, we will not be obligated to pay more than $500,000 if the transactions fail to close solely as a result of Warburg Pincus VIII’s breach.

      Restrictions on Transfer (see pages 29 to 30). Warburg Pincus VIII generally can transfer the Preferred Stock, the Warrants and the Common Stock to its affiliates, the public or to a private investor, provided that as a result of any transfer to a private investor no one person or group would beneficially own more than 20% of our then outstanding Common Stock.

      Standstill Provisions and Other Matters (see page 30). Until the fifth anniversary of the issuance of the Preferred Stock, Warburg Pincus VIII may not, without our consent, acquire any securities other than (i) securities issuable upon conversion or exercise of the Notes, Preferred Stock or Warrants and (ii) up to an aggregate of an additional 5% of our Common Stock; provided in no event may acquisitions of Common Stock pursuant to clause (ii) result in it beneficially owning more than 49.9% of our then outstanding voting power. In addition, during the same period, Warburg Pincus VIII may not solicit proxies or influence any person with respect to the voting of our securities or enter into any business combination transaction relating to us or our assets.

Terms of Notes (see pages 30 to 31)

      If the stockholders approve the proposals, all outstanding Notes will automatically convert into shares of Series A Preferred Stock. If stockholder approval for the proposals is not obtained, the outstanding Initial Note in the initial principal amount of $20 million will remain outstanding and, subject to the satisfaction of certain closing conditions, Warburg Pincus VIII will purchase the Additional Note.

      The Notes generally become due and payable either upon the occurrence of an event of default or six years after issuance. Interest on the Notes accrues at the rate of 8.775%, compounded annually, for the first five years, and 10.38% thereafter. During the first five years, up to 40% of the interest is payable in cash, at the election of the holder. Any interest not paid in cash will be added to the principal amount of the Notes (i.e., accreted). The Notes are subordinated and subject in right of payment to the prior payment in full of all of our outstanding indebtedness and certain contractual payment obligations other than certain accounts payable, inter-company debt and debt evidenced by certain equity interests.

      If our stockholders do not approve the proposals, the Notes will remain outstanding and convertible at the option of the holders into Common Stock, subject to certain requirements for conversion. The number of shares of Common Stock issuable upon conversion is equal to the accreted principal amount of the Notes then in effect divided by the then current conversion price (initially, $11.25). The Common Stock issuable upon conversion or exercise of the Notes and Warrants would be limited to 19.99% of our Common Stock outstanding on February 12, 2003. Warburg Pincus VIII is entitled to the cash Excess Share Payment in lieu of receiving the Excess Shares. The provisions of the Notes regarding the conversion price, market price based conversion price adjustments and weighted average anti-dilution adjustments, conversions by the holders and mandatory conversions at our option are substantially similar to those described above for the Series A Preferred Stock.

      In addition, we are subject to certain negative covenants pursuant to the terms of the Notes. Without the consent of the holders of a majority of the value of the Notes then outstanding, we cannot:

•	change our certificate of incorporation or bylaws to adversely affect the rights of the holders of the Notes;

•	sell or issue debt convertible into or exchangeable for equity securities ranking prior in right of payment to the Notes;

•	repurchase or redeem equity securities in excess of $20 million per year, subject to certain exceptions;

•	declare or pay extraordinary dividends on our Common Stock; and

•	permit our consolidated indebtedness and securitizations to exceed $676 million at the end of any quarter.

No Appraisal Rights (see page 16)

      Stockholders will have no rights of appraisal in connection with the Warburg Pincus VIII investment or the amendment of our certificate of incorporation.

Recommendation of the Board of Directors (see pages 17 to 19; and page 32)

      Our board of directors has determined that the terms of the investment are fair to us and in our best interests and the best interests of our stockholders. Your board has unanimously approved and unanimously recommends that you vote FOR the proposals at the special meeting.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      This proxy statement and the documents we incorporate by reference in this proxy statement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the financial condition, results of operations, cash flows, financing plans, business strategies, capital and other expenditures, outlook, markets, and other matters. Statements in this document that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbors provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

      When we use the words “anticipate,” “estimate,” “project,” “intend,” “expect,” “plan,” “believe,” “should,” “likely” and similar expressions, we are making forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents we incorporate by reference in this proxy statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

      These forward-looking statements are estimates reflecting our best judgment. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	economic conditions that affect the supply and demand and competition for our PET resins and polyester staple fiber products;

•	the impact on our profitability of the financial condition of our customers;

•	fiber and textile imports continue to adversely impact our margins;

•	dependence of our operations on the availability and cost of our raw materials;

•	the availability and costs of financing could adversely affect our profitability;

•	changes in financial markets, interest rates, credit ratings and foreign currency exchange rates could adversely affect our profitability;

•	regulatory changes may affect the demand for our products;

•	additional liabilities may be proposed by tax authorities;

•	increases in energy costs could adversely affect our profitability;

•	actual costs for environmental matters may vary from our estimates; and

•	the impact of a governmental investigation of pricing practices in the polyester staple fiber industry may adversely affect our profitability.

INFORMATION CONCERNING THE SPECIAL MEETING AND VOTING

General

      The enclosed proxy is solicited by our board of directors for use at our special meeting and any adjournment or postponement of that meeting for the purposes set forth in this proxy statement and in the accompanying notice. This proxy statement is first being mailed to all stockholders entitled to vote at the meeting on or about April 21, 2003.

Date, Time and Place

      Our special meeting of stockholders will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on May 30, 2003 at 10:00 AM, local time.

Matters to be Considered at the Special Meeting

      At the special meeting and any adjournment or postponement, our stockholders will be asked to:

      1.     Approve the issuance of up to 5,000,000 shares of Series A Convertible Preferred Stock, 6,700,000 shares of Series B Convertible Preferred Stock and a warrant to purchase 1,250,000 shares of Common Stock, and to ratify the prior issuance of the warrant to purchase 1,250,000 shares of Common Stock, to Warburg Pincus VIII and to approve the potential issuance of Common Stock upon conversion of such Preferred Stock and exercise of such warrants; and

      2.     Approve an amendment to our Certificate of Incorporation (a) increasing our authorized Common Stock from 55,000,000 to 100,000,000 shares, (b) authorizing 5,000,000 shares of Series A Convertible Preferred Stock and 6,700,000 of Series B Convertible Preferred Stock and (c) permitting amendments to the terms of a class or series of Preferred Stock with only the approval of our Board of Directors and the holders of such class or series; and

      3.     Conduct other business properly brought before the meeting.

      The effectiveness of proposals 1 and 2 are each contingent upon the approval of the other. We will take no action on either of proposals 1 and 2 unless both proposals are approved.

Record Date and Voting Rights

      Only the holders of record of our Common Stock at the close of business on March 31, 2003 are entitled to notice of and to vote at the special meeting. As of the record date, 31,868,809 shares of Common Stock were issued, outstanding, and entitled to vote at the special meeting. Each holder of record of our Common Stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

      Proxies properly executed, duly returned to us and not revoked will be voted in accordance with the specifications made in the proxy card. Where no specifications are given, the proxies will be voted in favor of the proposals. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote according to their best judgment. All votes will be tabulated by the inspector of stockholder votes appointed for the meeting, who will separately tabulate affirmative and negative votes. Proxy holders may adjourn the special meeting to solicit additional proxies if necessary.

Votes Required for Approval

      Proposal 1 requires a majority of the total votes cast at the special meeting.

      Proposal 2 requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon.

      Although they have different voting requirements, each proposal is contingent upon the approval of the other. Therefore, both proposals must be approved for either to be effective. This means for either proposal to be effective there must be an affirmative vote of the majority of the outstanding shares of Common Stock entitled to vote thereon.

Quorum, Abstentions and Broker Non-Votes

      The required quorum for the transaction of business at the special meeting is a majority of our outstanding shares as of the record date. Abstentions and broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) will be included in determining the presence of a quorum.

      While shares reflecting abstentions and broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum, proxies that reflect abstentions have the following effects on the outcome of each of the proposals to be considered at the special meeting:

      (a)     Proposal 1: no impact on the outcome of the vote; and

      (b)     Proposal 2: the same effect as a vote AGAINST the proposal.

      Because each proposal is conditioned on the other, proxies that are not submitted or reflect abstentions have the same effect as a vote against both proposals.

Revocability of Proxies

      Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that the proxy is voted at the special meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice stating that the proxy is revoked to our Investor Relations Officer at our principal executive offices (595 Shrewsbury Avenue, Shrewsbury, NJ 07702) bearing a date later than the date of the proxy;

•	signing and delivering a later-dated proxy relating to the same shares to our Investor Relations Officer at our principal executive offices; or

•	attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

      If your shares are held in “street name” by your broker, you must follow the directions received from your broker to change your vote.

Independent Auditors

      Representatives of the firm of Ernst & Young, LLP, our independent auditors, will be present at the special meeting, will have the opportunity to make a statement should they wish to do so and will be available to respond to appropriate questions.

Multiple Stockholders Sharing One Address

      In some instances we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Investor Relations Officer at (732) 212-3321, and requests in writing should be sent to Wellman, Inc.,

Attention: Investor Relations Officer, 595 Shrewsbury Avenue, Shrewsbury, NJ 07702. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

No Appraisal Rights

      Stockholders will have no rights of appraisal in connection with the proposals to be considered at the special meeting.

PROPOSAL 1 — APPROVAL OF THE ISSUANCE OF SERIES A PREFERRED

STOCK, SERIES B PREFERRED STOCK, WARRANTS AND COMMON STOCK
ISSUABLE UPON CONVERSION AND EXERCISE THEREOF

      At the special meeting, our stockholders will be asked to approve the issuance and sale to Warburg Pincus VIII of up to 5,000,000 shares of Series A Preferred Stock, 6,700,000 shares of Series B Preferred Stock and the Additional Warrant to purchase 1,250,000 shares of Common Stock, to ratify the prior issuance of the Initial Warrant to purchase 1,250,000 shares of Common Stock and to approve the potential issuance of Common Stock upon conversion of such Preferred Stock and the exercise of such Warrants. The terms of the Preferred Stock and Warrants are set forth below.

      Proposals 1 and 2 are each contingent upon the approval of the other. No action will be taken on either proposal unless both proposals are approved.

Background

      Recognizing that a substantial amount of our debt was scheduled to mature on or before July 31, 2004, in April 2002 we engaged J.P. Morgan Securities, Inc., Bear, Stearns & Co. Inc. and Fleet Securities, Inc. to evaluate the company’s refinancing alternatives. Several factors affect our ability to refinance our debt:

•	Both of our primary businesses, polyester staple fiber and PET resins, are in highly competitive markets. Our profitability is dependent on demand, selling prices and raw material costs. We have not always been able to pass through raw materials cost increases to our customers. As a result, the operating margins of both our businesses are volatile.

•	The bank and commercial paper markets, which traditionally have been our primary source of financing, are uncertain. Economic conditions and an adverse credit environment, particularly for the polyester industry, have adversely affected both the availability of financing to us and the interest rates in these markets.

•	Our credit ratings have been declining. Although we were rated investment grade by both rating agencies in 2001, Standard & Poor’s lowered our rating to BB+ with a negative outlook in October 2002 (the negative outlook was removed as a result of this transaction) and Moody’s lowered our rating to Ba2 with a stable outlook in January 2003 and, as a result, our debt currently is rated non-investment grade.

•	In January 2001 we received a document subpoena in connection with a federal grand jury investigation of pricing practices in the polyester staple fiber industry. We are cooperating with the investigation by producing documents in response to this subpoena. In September 2002, the U.S. Department of Justice announced the indictment of a former sales manager of one of our competitors for conspiring to fix prices and allocate customers for polyester staple beginning as early as September 1999 until at least January 2001. On October 31, 2002, the Department of Justice announced that another competitor and one of its former employees had agreed to plead guilty for participating in a conspiracy to fix prices and allocate customers in the polyester staple industry. The federal grand jury investigation is ongoing and additional indictments may result. Although neither we nor any of our employees has been charged with any wrongdoing, the producers of polyester fiber, including us, have become subject to various lawsuits under federal and state antitrust and unfair competition laws.

      As a result of these factors, management determined that refinancing solely with either senior bank debt or publicly-issued debt or equity was not feasible. In addition, they determined that it was not feasible to raise the amounts necessary in the private placement debt market or through asset sales. Based in part on the advice of their advisors, management and the board concluded that the best course of action was to find a private equity investor. J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Fleet Securities, Inc. conducted an auction process in which 20 potential private equity investors were approached. Following these initial inquiries, we entered into confidentiality agreements with 11 potential investors who then conducted limited due diligence investigations of our company. In October 2002, three of the potential investors submitted detailed term sheets for making an equity investment. Following review and consideration of the terms and conditions of these proposals, the board authorized management to enter into a non-binding letter of intent with Warburg Pincus VIII that provided for an investment at $11.25 per share for the initial portion of their investment and at the lower of $11.25 per share or 110% of the volume weighted average closing price of our Common Stock over a specified 20 trading day period for the balance of the investment. The $11.25 per share price represented a $0.59 (5.5%) premium over the closing price of our Common Stock on November 4, 2002, the date the term sheet was executed. After the letter of intent was signed, Warburg Pincus VIII conducted an extensive due diligence review and we and Warburg Pincus VIII began to negotiate agreements relating to the proposed investment. As Warburg Pincus VIII’s investment was conditioned on our obtaining a new senior revolving credit facility, we have been and continue to separately negotiate a new senior revolving credit facility. Numerous board meetings were held during this time period to review the status of the negotiations and to discuss the terms and conditions of the transactions with management and its advisors. We considered the following in establishing the terms and conditions of the agreements for the investment:

•	the advice of our financial advisors,

•	term sheets from the alternative sources of equity financing,

•	the general financing environment,

•	the viability of other financing alternatives,

•	the impact on stockholder dilution and earnings per share and the accounting treatment of the Preferred Stock and Warrants,

•	the feedback received from discussions with potential investors,

•	the potential impact of the on-going Department of Justice investigation of pricing practices in the polyester staple fiber industry on our ability to access the public capital markets, and

•	the potential impact on the stock price of a real or perceived lack of liquidity.

      On February 12, 2003, after a thorough review of the final terms and conditions and advice from our advisors, our board unanimously determined that the Warburg Pincus VIII investment was in the best interests of our company and our stockholders. On February 12, 2003 we entered into the definitive securities purchase agreement after the close of business. The investment was publicly announced on February 13, 2003.

Recommendation of our Board of Directors

      Our board of directors has unanimously determined that the Warburg Pincus VIII investment is fair to and in the best interests of our company and our stockholders and has unanimously approved the issuance and sale to Warburg Pincus VIII of no more than 5,000,000 shares of Series A Preferred Stock, 6,700,000 shares of Series B Preferred Stock and the Additional Warrant to purchase up to 1,250,000 shares of Common Stock, recommends the ratification of the prior issuance of the Initial Warrant to purchase 1,250,000 shares of Common Stock, and has approved the potential issuance of Common Stock upon conversion of such Preferred Stock and the exercise of such Warrants. Our board unanimously recommends that you vote FOR the approval of the proposal.

      In approving the Warburg Pincus VIII investment, our board considered, among other things, each of the following favorable factors:

•	The investment will enable us to reduce our high leverage by paying down a portion of our existing debt, resulting in a strengthened balance sheet and improved liquidity.

•	On or before July 31, 2004, we have substantial amounts of our debt and other obligations maturing that we will need to refinance. We believe that a stronger balance sheet will allow us to refinance this debt with higher certainty and on better terms and conditions, including lower interest costs, than we could without the equity investment.

•	Although neither we nor any of our employees has been charged by any governmental authority with any wrongdoing, as a result of the on-going governmental investigation of pricing practices in the polyester staple fiber industry, our ability to access the public capital markets is sharply curtailed.

•	If we approach significant debt maturities without new financing in place then the equity markets may perceive that we do not have sufficient liquidity, and the price of our Common Stock may decline substantially.

•	We expect that Warburg Pincus VIII’s equity investment will be beneficial to our credit ratings by Standard & Poor’s and Moody’s based upon our discussions with them.

•	We do not expect to pay Preferred Stock dividends in cash for at least five years, if at all.

•	Our board will be strengthened with the addition of two new members designated by the investor.

•	We will have access to the expertise and strategic relationships of Warburg Pincus VIII which, due to its substantial investment in us, will have a strong incentive to help us build stockholder value.

      After conducting a thorough and competitive auction process in which more than 20 potential investors were contacted, our board determined that the terms and conditions of the Warburg Pincus VIII investment were more favorable than the other investment proposals.

      Our board also considered certain adverse factors in their deliberations concerning the Warburg Pincus VIII investment, including the following:

•	Although the $11.25 per share initial conversion price and exercise price of the Preferred Stock and Warrants represented a premium over the closing price of our Common Stock on the date the non-binding letter of intent related to the investment was signed, it was less than the price of our Common Stock on the date we signed the securities purchase agreement.

•	The investment dilutes the ownership interests of our existing stockholders. Warburg Pincus VIII currently holds approximately 8.7% of our Common Stock on an as-converted and as-exercised basis as a result of its purchase of the Initial Note in an initial principal amount of $20 million and the Initial Warrant to purchase 1,250,000 shares of Common Stock. Upon issuance of the Preferred Stock and the Additional Warrant, the investor would initially hold approximately 30% of our Common Stock on an as-converted and as-exercised basis. As a result of the accretion feature of the Preferred Stock, this percentage will increase over time. Assuming a conversion price of $11.25 per share and the issuance of the Preferred Stock and the issuance and exercise of the Warrants as of December 31, 2002, the pro forma book value per share of the then-existing shareholders would have been diluted from $13.39 to $12.75 (approximately 5%).

•	The dilutive effect of the investment may be further increased because the conversion price is subject to reduction if our average stock price is not $23.00 or more on the fourth anniversary of the issuance of the Preferred Stock, or upon an earlier Change in Control if our stock price is not above targeted levels. If this target price is not met, Warburg Pincus VIII may have the ability by converting their Preferred Stock at a conversion price as low as $6.75 per share (assuming an initial conversion price of $11.25) to own approximately 45% of our Common Stock after four years.

•	Even if the stockholders do not approve the proposals and assuming the closing conditions are met and Warburg Pincus VIII purchases the Additional Note in the initial principal amount of $29.95 million, Warburg Pincus VIII will still have the right to designate two members of our board under the terms of the Notes and the purchase agreement and will initially own approximately 15% of our Common Stock on an as-converted and as-exercised basis, which could increase to as much as 19.99%. If the Notes remain outstanding and the principal amount of the Notes plus the accrued interest exceeds approximately 5,100,000 shares on an as-converted basis then any increase in the price of our stock will result in additional interest expense.

•	The issuance of the Preferred Stock will constitute a “change of control” under the terms of our employee and director stock option plans. As a result, unvested options to acquire approximately 900,000 shares of Common Stock held by our employees and directors will vest as a result of the Warburg Pincus VIII equity investment. Of these, options to acquire approximately 90,000 shares of Common Stock had an exercise price that was less than the closing price of our common stock on April 10, 2003 (they are referred to as being in-the-money). Of the options that will be accelerated, our directors and executive officers own approximately 536,000, of which approximately 55,000 are in-the-money. The number of unvested options owned by each of our directors and executive officers that will vest as a result of the Warburg Pincus VIII equity investment, and the number of those options that are in-the-money, are set forth in footnote (1) to the table under “Stock Ownership by Management and principal Stockholders.”

      The foregoing discussion concerning the information and factors considered by our board is not intended to be exhaustive, but includes all of the material factors considered by our board in making its determination. In view of the variety of factors considered in connection with its evaluation of the Warburg Pincus VIII investment, our board did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. In addition, individual directors may have given different weight to different factors. The board did not consider it necessary to obtain an opinion from our financial advisors as to the fairness of the Warburg Pincus VIII investment to our shareholders, therefore no fairness opinion was requested or rendered.

Use of Proceeds

      We intend to use the proceeds of the Warburg Pincus VIII investment to repay debt and to pay related transaction costs. The table below summarizes the estimated uses of proceeds from the equity investment and the senior debt refinancing (in the amount and form currently contemplated). The indebtedness to be retired is not associated with any specific asset, however, we incurred significant further indebtedness for capital expenditures and working capital purposes between 1996 and 2000 during the construction of our Pearl River facility.

	Before Equity Investment as of			After Equity Investment as of
	December 31, 2002			December 31, 2002

	Committed	Used	Available	Committed	Used	Available

	($ in millions)			($ in millions)
Uncommitted Lines of Credit	$26	$26	$0	$26	$0	$26
Multi Year Bank Facility	$275	$5	$270	$175	$0	$175
Private Placements	$155	$155	$0	$105	$105	$0
Industrial Revenue Bonds	$51	$51	$0	$41	$41	$0

Total Balance Sheet Debt	$507	$237	$270	$347	$146	$201

Sale and Leaseback	$80	$64	$16	$80	$37	$43
Synthetic Lease	$150	$150	$0	$150	$150	$0

Total Debt & Securitizations	$737	$451	$286	$577	$333	$244

      The table above assumes that net proceeds of $118 million are received as a result of the equity investment. On a pro forma basis we will use $50 million to reduce private placement borrowings incurred to retire indebtedness to the Prudential Life Insurance Company which earned an annual interest rate of 8.41% and matured February 7, 2003, $10 million to repay Industrial Revenue Bonds (“IRBs”) that financed our Marion facility that were repaid when the facility was sold in March 2003, and the remaining $58 million to repay our short term borrowings (uncommitted lines of credit, and borrowing under our current bank facility) and reduce our receivables securitizations. These IRBs, short-term borrowings and costs related to the receivable securitization facility all have pricing that changes with increases and decreases in LIBOR interest rates. We have assumed a total cost of approximately 3.5% for these short-term borrowings. The weighted average annual interest rate of all the borrowings repaid in the pro forma calculations is 5.75%.

      The new senior revolving credit facility that is a condition to the consummation of Warburg Pincus VIII’s additional investment is expected to have a minimum size of $175 million and a term of three years. The facility is expected to have a covenant requiring a minimum EBITDA to Interest ratio (as defined) of 3.5 and a covenant limiting the maximum amount of balance sheet debt to 3.5 times EBITDA at the inception of the facility, decreasing to 3.0 times EBITDA after one year. In addition, there are expected to be other covenants that limit total indebtedness and contractual obligations, capital expenditures, cash acquisitions and stock repurchases. Security is expected to be provided to the lenders under the senior credit facility before March 31, 2004 unless we regain our investment grade ratings. There are also expected to be other terms, conditions and covenants typical for this type of senior revolving credit facility.

Terms of the Preferred Stock

      The following description summarizes the material terms of the Preferred Stock. You are urged to read carefully the entire amendment to our certificate of incorporation carefully, a copy of which is attached as Appendix A.

      Dividends. If our consolidated net earnings exceed $160,000,000 for the previous 24 quarters (the “Net Earnings Test”), the Preferred Stock will receive dividends and distributions declared on the Common Stock on an as-converted basis. Since we do not expect to be able to meet this test for at least the next four years, we do not currently anticipate that such dividends will be paid for at least four years, if at all.

      After five years, shares of the Preferred Stock will be entitled to dividends equal to 8.75% per annum (or 10% if the Common Stock quarterly dividend is less than $.045 per share or if the Net Earnings Test is not met) of their liquidation preference. These dividends are payable quarterly in cash or will continue to accrue (at the holder’s option).

      Liquidation Preference. Upon our liquidation, the holders of each series of Preferred Stock would be entitled to be paid out of the assets available for distribution to the stockholders, but before any amounts are paid to the holders of the Common Stock, cash in an amount equal to the greater of the liquidation preference of such series then in effect or the amount receivable if the Preferred Stock held by such holders were converted into Common Stock on the liquidation date. After the earlier of 10 years after the issuance of the Preferred Stock or the completion of a remarketing (as described below), the holders of each series of Preferred Stock would only be entitled to receive the liquidation preference of such series upon liquidation.

      The initial liquidation preference for the Series A Preferred Stock is $11.25 per share and the initial liquidation preference for the Series B Preferred Stock is the Series B Purchase Price ($11.25 per share or, if lower, 110% of the volume-weighted average closing price of the Common Stock over a specified 20 day trading period). The liquidation preference of both series accretes at 7.25% per annum (8.5% if the Common Stock quarterly dividend is less than $.045 per share or if the Net Earnings Test is not met), compounded quarterly, through the first five years, and includes accrued but unpaid dividends, if any, on the Preferred Stock. If a liquidation or a Change in Control occurs within 5 years of the issuance of the Preferred Stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period. As discussed below, for accounting purposes this accretion is treated as dividends.

      Initial Conversion Price. The initial price at which the Series A Preferred Stock may be converted into shares of our Common Stock is $11.25. The initial conversion price of the Series B Preferred Stock is the

Series B Purchase Price ($11.25 per share or, if lower, 110% of the volume-weighted average closing price of the Common Stock over a specified 20 day trading period).

      Market Price Based Adjustment of Conversion Price. The conversion price of each series of Preferred Stock will be reduced on the fourth anniversary of the issuance of the Preferred Stock if the volume-weighted average price of the Common Stock for the immediately preceding 60 consecutive trading days does not equal or exceed $23.00. The reduction will be equal to the difference between $23.00 and such average price. However, in no event will the conversion price be reduced by more than $4.50 or 40% of the initial conversion price of such series (e.g., by $4.50 for the Series A Preferred Stock) as a result of the market price adjustment. As a result, a conversion price that was initially $11.25 could be reduced to as low as $6.75 per share, which would result in substantially more dilution for the holders of Common Stock. See “Dilutive Effects of the Preferred Stock and Warrants” below. Upon the occurrence of a Change in Control prior to the fourth anniversary of the Preferred Stock issuance, the conversion price of each series of Preferred Stock is subject to similar adjustments (and subject to a similar 40% adjustment limitation), based on a comparison of the average price of the Common Stock over a specified period against target prices of $14.00 in the first year, $17.00 for the second year, $20.00 for the third year and $23.00 for the fourth year after the issuance of the Preferred Stock. The conversion price of each series of Preferred Stock is also subject to customary weighted average anti-dilution adjustments for issuances of Common Stock or Common Stock equivalents at below market as described below.

      Conversion by Investors. The holders of the Preferred Stock may convert shares of Preferred Stock into Common Stock (i) at any time after a Conversion Event, as defined below, (ii) if the volume-weighted average price of the Common Stock for the 60 consecutive trading days prior to the date of conversion is at least $23.00 per share, or (iii) upon consent of our board (excluding any director designated by Warburg Pincus VIII). Our board would consent to the conversion of the Preferred Stock if, after considering all the then-existing facts and circumstances surrounding a request by the holders of the Preferred Stock to do so, it appears to our board that the conversion would be in our best interests. The number of shares of Common Stock issued upon conversion will be equal to the liquidation preference then in effect divided by the then current conversion price. A Conversion Event is the first to occur of the following:

•	we publicly report that our cash earnings per share (as defined) for four calendar quarters prior to such report are or will be less than $1.50;

•	an extraordinary charge or charges in any calendar year results in or is expected to result in cash payments of more than $50 million;

•	the first date following the fourth anniversary of the issuance of the Preferred Stock that the highest price of the Common Stock is at least 110% of the lowest price on a trading day not more than 20 trading days before such anniversary selected by the holders of a majority of the Preferred Stock or if no such date is selected, such fourth anniversary;

•	a Change in Control (as defined) occurs or we enter into an agreement that would cause such occurrence or a notice of redemption is given; and

•	the date on which a majority of the directors then in office (excluding directors designated by Warburg Pincus VIII) adopts a resolution that a Conversion Event has occurred.

      Conversion by Us. We can require conversion of the Preferred Stock at any time after the fifth anniversary of the issuance of the Preferred Stock if the closing price of the Common Stock exceeds 125% of the then applicable conversion price for 30 consecutive trading days.

      Change in Control. Upon a Change in Control, the holders of the Preferred Stock will have the right to:

•	convert the Preferred Stock and receive the consideration from the Change in Control transaction upon conversion; or

•	continue to hold the Preferred Stock in the surviving entity; or

•	request us to redeem the Preferred Stock for cash in an amount equal to the liquidation preference of such series of Preferred Stock plus any declared and unpaid dividends, in which case we will have the right either to redeem the Preferred Stock or to remarket the Preferred Stock for the holders pursuant to the remarketing provisions described below.

      If a Change in Control occurs within five years of the issuance of the Preferred Stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period. See “Dilutive Effects of the Preferred Stock and Warrants” below.

      A “Change in Control” is defined as (i) a business combination or other transaction where generally 50% or more of our Common Stock is acquired or held by any person other than our stockholders prior to the transaction, (ii) our sale of in excess of 50% of our assets or (iii) individuals who were members of our board as of the issuance date of the Preferred Stock (together with directors whose election or appointment was approved by the directors then in office) cease to constitute a majority of the board of the surviving entity.

      Anti-Dilution. The conversion price of each series of Preferred Stock will be subject to customary weighted average anti-dilution adjustments upon certain issuances and deemed issuances of equity and equity-linked securities at prices below the then current market value and other customary adjustments for stock splits, extraordinary dividends and similar transactions.

      Remarketing. On the seventh anniversary of the initial issuance of the Preferred Stock, upon request of the holders of the Preferred Stock if we fail to cure any dividend payment default, and in the event of a Change in Control (in lieu of the holders of Preferred Stock receiving the Change in Control consideration), we are required to use our reasonable best efforts, together with the remarketing agent, to facilitate the remarketing of the Preferred Stock. We will be required to increase the dividend rate to the rate necessary to resell all of the Preferred Stock at a price not less than 100% of the liquidation preference then in effect. Upon such adjustment, we have the option of either reselling the Preferred Stock for the holders or redeeming the Preferred Stock for cash in the amount of the liquidation preference then in effect.

      Redemption. The Preferred Stock is not subject to redemption at the option of the holders of Preferred Stock. We may redeem the Preferred Stock in lieu of affecting a remarketing of the Preferred Stock as described above by paying the holders of Preferred Stock a redemption price in cash equal to the liquidation preference of the Preferred Stock in effect on the date of the redemption.

      Board Seats. Pursuant to the terms of the Preferred Stock, so long as Warburg Pincus VIII (or under certain circumstances, its transferees) owns at least one third of the Preferred Stock, the holders of a majority of the outstanding Preferred Stock have the right to designate two directors to our board and so long as Warburg Pincus VIII (or in certain circumstances, its transferees) owns Preferred Stock representing at least 5% of the outstanding Common Stock (calculated on a fully diluted basis assuming that the Preferred Stock is then currently convertible) but less than one third of the Preferred Stock, the holders of a majority of the outstanding Preferred Stock have the right to designate one director to our board. Pursuant to the terms of the purchase agreement, at any time after the conversion of the Preferred Stock into shares of Common Stock, Warburg Pincus VIII has the right to appoint (i) two directors to our board so long as it continues to own at least one third of the Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants and (ii) one director to our board so long as it continues to own more than 5% of the outstanding Common Stock but less than one third of the Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants.

      In addition, pursuant to the terms of the purchase agreement, whenever Warburg Pincus VIII (or under certain circumstances, its transferees) has the right to appoint two directors to our board, it also has the right to appoint one observer to attend board meetings.

      Under these provisions, Oliver Goldstein, a Vice President of Warburg Pincus LLC, became a member of our board in February 2003. Mr. Goldstein has been with Warburg Pincus LLC since July 1999, serving as a Vice President since January 2001 and as an Associate from July 1999 to December 2000. He was an Associate of Fenway Partners, Inc., a private equity investment firm, from June 1997 to June 1999 and an Analyst at Goldman, Sachs & Co., an investment bank, from June 1993 to July 1995.

      Voting Rights. The holders of the Preferred Stock generally have the right to vote with our Common Stockholders on an as-converted basis. For the first five years after the issuance of the Preferred Stock, the holders of the Preferred Stock will not participate in the election of directors, other than the right of the holders of a majority of the outstanding Preferred Stock to designate up to two directors as discussed above under “Board Seats.” In addition, the approval of holders of a majority of the Preferred Stock is required to approve:

•	changes to our Certificate of Incorporation or bylaws adverse to the rights of the holders of the Preferred Stock;

•	offers, sales or issuances of equity securities ranking at the same level as or senior to the Preferred Stock with respect to dividend or liquidation rights; or

•	repurchases or redemptions of equity securities or extraordinary dividends on our Common Stock, subject to certain exceptions.

Terms of the Warrants

      The following description summarizes the material terms of the Warrants.

      Number of Shares and Exercise Price. On February 12, 2003 we issued to Warburg Pincus VIII the Initial Warrant to purchase 1,250,000 shares of our Common Stock at an exercise price of $11.25 per share. The Additional Warrant, which will be issued to Warburg Pincus VIII if the proposals are approved, will grant Warburg Pincus VIII the right to purchase an additional 1,250,000 shares of our Common Stock at an exercise price of $11.25 or, if lower, 110% of the volume-weighted average closing price of the Common Stock over a specified 20 day trading period. The Warrants are exercisable, in whole or in part, at any time.

      Expiration. The Warrants will automatically expire on the seventh anniversary of their issuance dates. The Initial Warrant will expire sooner if the securities purchase agreement is terminated and Warburg Pincus VIII does not invest in the Additional Note under certain circumstances.

      Adjustments to the Exercise Price. The exercise price and the number of shares issuable upon exercise of the Warrants will be subject to customary weighted average anti-dilution adjustments for issuances or deemed issuances of Common Stock at below the then current market price and other customary adjustments for stock splits, extraordinary dividends and similar transactions.

Dilutive Effects of the Preferred Stock and Warrants

      If shares of Common Stock are issued upon conversion of the Preferred Stock or exercise of the Warrants, existing stockholders will have their ownership percentage diluted. Upon exercise of the Warrants, 2,500,000 shares of Common Stock are issuable (subject to weighted-average anti-dilution adjustments for issuances of Common Stock and equity linked securities at below market prices, subject to certain exceptions). The exact number of shares of Common Stock that may be issued ultimately upon conversion of the Preferred Stock cannot be determined at this time. The number of shares issued upon conversion of the Preferred Stock will be determined by dividing the liquidation preference then in effect by the conversion price then in effect. As described more fully above, the liquidation preference accretes for the first five years and, if the Preferred Stock is still outstanding and if elected by the holder of the Preferred Stock, for subsequent years as well. This has the effect of increasing the number of shares issuable upon conversion. Also, the conversion price of each series of Preferred Stock is subject to reduction by up to 40% of the initial conversion price of such series if our stock price does not achieve certain levels by specified time periods. This also has the effect of increasing the number of shares issuable upon conversion.

      The following table illustrates the number of shares of Common Stock that would be issued upon conversion of the Preferred Stock at assumed conversion prices of $11.25 and $6.75 (the conversion price of the Series A Preferred Stock assuming the maximum market price based adjustment) and upon exercise of all of the Warrants for cash, at three points in time: (i) upon consummation of the investment; (ii) the third anniversary of the issuance of the Preferred Stock; and (iii) the fifth anniversary of the Preferred Stock. The table also indicates the approximate percentage that the shares issuable upon conversion of the Preferred Stock and exercise of the Warrants represent of the outstanding shares of Common Stock based on 31,868,809 shares outstanding as of March 31, 2003.

		End of Third	End of Fifth
	Initially	Year	Year

Issued and Outstanding Common Stock	31,868,809	31,868,809	31,868,809
Liquidation Preference — Preferred Stock	$125,375,000	$161,359,961	$188,594,258
Number of Common Shares (On an as converted basis using $11.25 conversion price and assuming all Warrants are exercised for cash)	13,644,444	16,843,108	19,263,934
% Ownership — $11.25 conversion price	30.0%	34.6%	37.7%
Number of Common Shares (On an as converted basis using $6.75 conversion price and assuming all Warrants are exercised for cash)	21,074,074	26,405,179	30,439,890
% Ownership — $6.75 conversion price	39.8%	45.3%	48.9%

      Assumes that (i) shares of Series A Preferred Stock and Series B Preferred Stock are both issued at $11.25, (ii) there is no conversion during the indicated periods and (iii) there are no participating dividends for the first four years but participating dividends are paid in the fifth year. Excludes accretion on the Note in the principal amount of $20 million prior to the conversion of the Initial Note into Series A Preferred Stock.

      The investment dilutes the ownership interests of our existing stockholders. Warburg Pincus VIII currently holds approximately 8.7% of our Common Stock on an as-converted and as-exercised basis as a result of its purchase of the Initial Note in an initial principal amount of $20 million and the Initial Warrant to purchase 1,250,000 shares of Common Stock. Upon issuance of the Preferred Stock and the issuance and exercise of the Warrants, the investor would initially hold approximately 30% of our Common Stock on an as-converted and as-exercised basis. As a result of the accretion feature of the Preferred Stock, this percentage will increase over time. Assuming a conversion price of $11.25 per share and the issuance of the Preferred Stock and the issuance and exercise of the Warrants as of December 31, 2002, the pro forma book value per share of the then-existing shareholders would have been diluted from $13.39 to $12.75 (approximately 5%).

      In addition, customary anti-dilution adjustments to the conversion price of the Preferred Stock or the exercise price of the Warrants could further dilute the ownership interests of existing stockholders. After the fifth anniversary of the issuance of the Preferred Stock and the termination of the standstill provisions, it is possible that Warburg Pincus VIII may own more than 50% of our outstanding Common Stock on an as-converted and as-exercised basis if they (i) purchase further Common Stock in the market or (ii) elect to have the dividends on the Preferred Stock continue to accrue in lieu of receiving cash dividends and we cannot require conversion of the Preferred Stock due to our market price not exceeding the required level for mandatory conversion. The Preferred Stock investment will also accelerate the vesting of employee and director options to acquire approximately 900,000 shares of Common Stock, of which options to acquire approximately 90,000 shares of Common Stock are currently in-the-money, which may further dilute the ownership interests of our existing stockholders. The effect of this acceleration is not expected to be significant. Of the options that will be accelerated, our directors and executive officers own approximately 536,000, of which approximately 55,000 are in-the-money. The number of unvested options owned by each of our directors and executive officers that will vest as a result of the Warburg Pincus VIII equity investment, and the number of those options that are in-the-money, are set forth in footnote (1) to the table under “Stock Ownership by Management and principal Stockholders.”

      The number of shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants will also affect our earnings per share. The larger the number of shares deemed outstanding, the lower our earnings per share will be. The actual effect of the Preferred Stock and Warrants on our earnings per share will depend on the level of our earnings in future periods, the liquidation preference then applicable, the actual conversion prices and the impact of the accounting treatment discussed below.

      The following table indicates the pro forma effect of this transaction on our earnings from continuing operations for the year ended December 31, 2002, assuming that (i) the Preferred Stock and Warrants were issued and were convertible and exercisable at January 1, 2002, (ii) the initial conversion price of the Series B Preferred Stock was $11.25, (iii) the dividends on the Preferred Stock accreted at 8.50% for the year and (iv) there is no BCF.

				2002	2002
				$11.25	$6.75(1)
	2002	Pro forma		Conversion	Conversion
	Actual	Adjustments		Price	Price

	(dollars in millions, except per share data)
Operating Income	$45.7			$45.7	$45.7
Interest Expense, Net	$10.3	$(6.8	)(2)	$3.5	$3.5

Earnings From Continuing Operations
Before Income Taxes	$35.4	$(6.8)		$42.2	$42.2
Income Taxes	$9.0	$2.4	(3)	$11.4	$11.4

Earnings From Continuing Operations	$26.4	$4.4		$30.8	$30.8
Accretion of Preferred Stock Liquidation
Preference(4)				$11.0	$11.0

Earnings from Continuing Operations Available to Common Stockholders	$26.4			$19.8	$19.8

Weighted Average Shares (Basic)	31.6			31.6	31.6
Effect of Dilutive Shares:
Employee Stock Options and Restricted Stock	0.4			0.4	0.4
Assumed Conversion of Preferred Stock(5)	0.0			11.6	19.3
Warrants(6)	0.0			0.6	0.6

Weighted Average Shares (Diluted)	32.0			44.2	51.9

Basic Earnings From Continuing Operations
Per Common Share	$0.84			$0.63	$0.63

Diluted Earnings From Continuing Operations
Per Common Share(7)	$0.83			$0.63	$0.59

(1)	Assumes that $6.75 represents the maximum market price based conversion price adjustment of each series of Preferred Stock.

(2)	Reduction in annual interest expense resulting from the assumed use of net proceeds of $118 million from the sale of the Preferred Stock to repay debt with an average interest rate of 5.75%.

(3)	Federal and state income taxes attributable to interest savings.

(4)	Does not reflect the reduction in earnings available to common stockholders for the accretion of the discount related to the valuation of the warrants (see Accounting Treatment below).

(5)	Number of shares calculated using initial proceeds from sale of Preferred Stock plus accretion at 8.5% divided by respective conversion prices.

(6)	Number of shares calculated using the treasury stock method, with assumed repurchases based on actual average price of Common Stock during 2002.

(7)	Diluted per share amounts calculated by dividing earnings from continuing operations by weighted average shares (diluted). In the column under the heading “2002 $11.25 Conversion Price,” the diluted earnings per share is greater than the basic earnings per share. Therefore, the diluted earnings per share is limited to the amount of the basic earnings per share.

      If the Preferred Stock is not issued, the shares of Common Stock issuable upon conversion of the Notes would have a similar proportionate dilutive effect on the ownership percentage of existing stockholders and on our earnings per share. Although the total Common Stock issuable to Warburg Pincus VIII is limited to 19.99% of the shares of Common Stock outstanding on February 12, 2003, any Excess Share Payment would be treated as interest which would have the effect of lowering our earnings per share.

Accounting Treatment

      Under generally accepted accounting principles in the United States (“GAAP”), we will be required to allocate the proceeds from the sale of the Preferred Stock between Warrants and Preferred Stock based on their relative fair values. Each of these securities will be considered in the calculation of earnings per share as follows:

          Potential Effects on Number of Shares (the Denominator of Earnings per Share)

      The Preferred Stock will not be included in computing the number of shares of Common Stock outstanding unless the Preferred Stock is convertible into Common Stock. The effects on dilution are different depending on the reason the Preferred Stock can be converted into Common Stock. The conditions under which the Preferred Stock can be converted into Common Stock are described below:

      1.     If a Conversion Event occurs prior to the fourth anniversary of the issuance of the Preferred Stock because the volume-weighted average price of the Common Stock for the immediately preceding 60 consecutive trading days is greater than $23.00, then the earnings per share for the period will be computed assuming that the Preferred Stock was converted using $11.25 for the Series A Preferred Stock conversion price and the Series B Purchase Price for the Series B Preferred Stock conversion price (each, as adjusted for any anti-dilution adjustments and any market price based conversion adjustment) for the number of days that the Preferred Stock may be converted. If the Preferred Stock is convertible because the market price of our Common Stock is greater than $23.00, there will be no adjustment in the number of shares that the Preferred Stock is convertible into based on the market price of our Common Stock.

      2.     If a Conversion Event occurs because our board waives the requirements for conversion for a period of time, then the earnings per share for the period will be computed assuming that the Preferred Stock has converted using $11.25 for the Series A Preferred Stock conversion price and the Series B Purchase Price for the Series B Preferred Stock conversion price (each, as adjusted for any anti-dilution adjustments) both adjusted based on the conversion adjustment (if any) that is required based on the market price during the number of days that the requirements for conversion are waived.

      3.     If the Preferred Stock is permanently convertible after the fourth anniversary of the issuance of the Preferred Stock because the highest market price of our Common Stock is greater than 110% of the lowest market price on one of the last 20 days (selected by the holders of a majority of the Preferred Stock) preceding such fourth anniversary, then at all times after the date of that event the earnings per share will be computed using $11.25 for the Series A Preferred Stock conversion price and the Series B Purchase Price for the Series B Preferred Stock conversion price (each, as adjusted for any anti-dilution adjustments and adjusted for any market price based conversion adjustment on the fourth anniversary of the issuance of the Preferred Stock).

      4.     If the Preferred Stock is permanently convertible because either:

•	our board has permanently waived the requirements for conversion, or

•	we publicly report that our cash earnings per share for the four quarters prior to such report are or will be less than $1.50, or

•	an extraordinary charge or charges in any calendar year results in or is expected to result in cash payments of more than $50 million, or

•	a Change in Control occurs or we enter into an agreement that would cause such an occurrence or a notice of redemption is given,

then at all times after the date of that event the earnings per share will be computed using $11.25 for the Series A Preferred Stock conversion price and the Series B Purchase Price for the Series B Preferred Stock conversion price, both assuming that the market price during the last 60 days of the period was the market price during the last 60 days prior to the fourth anniversary for purposes of computing the market price based conversion price adjustment and with each conversion price adjusted for any anti-dilution adjustments.

      The Warrants are exercisable at any time and will be immediately included in the computation of diluted earnings per share using the treasury stock method only if they are dilutive (i.e., our market price is greater than the exercise price of the Warrants). Therefore, they become dilutive only when the market price is above $11.25 for the Initial Warrant and the Series B Preferred Stock Purchase Price for the Additional Warrant.

          Potential Effects on Income Available to Common Shareholders (the Numerator of Earnings per Share)

      If, upon issuance, the amount of proceeds allocated to the Preferred Stock is less than the underlying value of our Common Stock (assuming the Preferred Stock were immediately converted), then a beneficial conversion feature (BCF) will exist. A BCF is the intrinsic value or potential intrinsic value of a conversion right embedded in a convertible security at issuance. If and when a BCF exists, the value of that BCF is treated as a non-cash deduction from income available to common stockholders, the numerator of earnings per share calculations, for purposes of computing basic and diluted earnings per share, similar to a preferred dividend. If a BCF exists at the initial issuance of the Preferred Stock, then the reduction in income available to common stockholders is recognized at the time the Preferred Stock becomes convertible. To illustrate this, if the liquidation preference of the Preferred Stock is $125 million at issuance and assuming that the conversion price of each series of Preferred Stock is $11.25, the initial number of shares of Common Stock that the Preferred Stock is convertible into is approximately 11,100,000 shares. If the market price of a share of Common Stock upon the issuance date of the Preferred Stock was $11.00, then the 11,100,000 shares of Preferred Stock are worth, at issuance, $122.2 million. If the proceeds allocated to the Preferred Stock are $120 million, then the potential BCF is $122.2 million less $120 million, or $2.2 million. This amount would be a non-cash reduction of income available to common stockholders for purposes of computing earnings per share in the period when the Preferred Stock first becomes convertible. Based upon the closing price of our Common Stock on March 31, 2003 ($9.33) and the expected valuation of the Warrants, we do not expect that a BCF would occur upon issuance of the Preferred Stock. The BCF for each $1 increase in the price of Wellman Common Stock above $11.00 will be between $11.4-$13.9 million depending on the valuation of the warrants.

      The terms of the Preferred Stock do not require Wellman to pay a Preferred Stock dividend in cash for the first five years following the issuance of the Preferred Stock. During this time, the liquidation preference accretes (economically equivalent to a paid in kind dividend) which has the effect of increasing the number of shares of Common Stock deliverable upon a conversion of the Preferred Stock. Because the Preferred Stock is perpetual (not mandatorily redeemable), the fair value of the Preferred Stock dividend when declared will reduce income available to common stockholders for the purposes of computing basic and diluted earnings per share. This fair value of the dividend will reduce earnings per share even if the Preferred Stock is not currently convertible.

      During the first five years after the issuance of the Preferred Stock, when a paid in kind dividend increases the liquidation preference, thereby increasing the number of shares of Common Stock issuable on conversion of the Preferred Stock, we must determine whether there is an additional BCF that must be recognized. The measurement of the BCF on each paid in kind dividend is the difference between the market price of our Common Stock at the time that the dividend is issued and the conversion price of the Preferred Stock times the number of shares of Common Stock into which each dividend could be converted. If the Preferred Stock is not yet convertible when the dividend is declared, the potential BCF is not recognized until the Preferred Stock becomes convertible.

      As noted above, the carrying value of the Preferred Stock will initially be recorded on our balance sheet at less than the total proceeds received because we are required to attribute a portion of the proceeds to the fair value of the Warrants issued at the same time. Due to the terms of a potential remarketing of the Preferred Stock (in which the dividend rate will be reset to a market rate in order to provide the holder of Preferred Stock with proceeds equal to the liquidation preference of the Preferred Stock), the difference between the proceeds allocated to the Preferred Stock and the liquidation preference at issuance must be charged ratably as a reduction of income available to common stockholders over the period from issuance to the potential remarketing date. This additional accretion will further reduce earnings available to common stockholders and earnings per share in each of the first seven years.

      If the volume-weighted average price of our Common Stock for the 60 trading days immediately before the fourth anniversary of the issuance of the Preferred Stock does not equal or exceed $23.00, then the conversion price of each series of Preferred Stock is reduced by the excess of $23.00 over such price during that 60-day period, up to a maximum of 40% of the initial issuance price of each series. This feature potentially increases the number of shares of Common Stock that may be received on conversion of the Preferred Stock and may create another BCF that must be recognized at the later of its creation date or the date that the Preferred Stock becomes convertible. The measurement of this BCF is the product of the market value of the Common Stock on the date that the Preferred Stock is issued times the number of additional shares of Common Stock issued as a result of the change in the conversion price.

      After the fifth anniversary of the issuance of the Preferred Stock, the holder(s) of the Preferred Stock may choose to receive dividends in cash rather than as an increase in the liquidation preference. For the portion of the dividend after the fifth anniversary that is paid in kind, the BCF will be determined based on the market price of our Common Stock at that time, rather than at issuance. If the market price of our Common Stock is higher than the effective conversion price at the time of election, a BCF will be created. If the holder elects cash, the amount of the cash dividend paid will be the measure of the reduction of income available to common stockholders.

Potential Effects of Computing Earnings per Share Using the Two-Class Method

      The Preferred Stock requires that if certain contingencies are met, the stated dividend is reduced and the holders of Preferred Stock are permitted to receive the same dividends that we pay on our outstanding Common Stock. When a class of security holders is able to participate in dividends along with common stockholders, GAAP requires the use of the “two-class method” of determining earnings per share, which may affect both basic and diluted earnings per share.

      The two-class method is an earnings allocation method that calculates earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Under the two-class method: (a) for each class of stock and participating security, income from continuing operations (and net income) is reduced by the amount of dividends declared in the current period and by the contractual amount of dividends (or interest on participating income bonds) that must be paid for the current period (for example, unpaid cumulative dividends); (b) the remaining earnings are allocated to common stock and participating securities to the extent that each security shares in earnings as if all of the earnings for the period had been distributed. The total earnings allocated to each security are determined by adding together the amount allocated for dividends and the amount allocated for the participation feature; (c) the total earnings allocated to each security are divided by the weighted-average of outstanding shares of the security to determine the earnings per share for the security; and (d) basic and diluted earnings per share data are presented for each class of common stock. Earnings per share data is not required to be presented for other types of participating securities, such as participating preferred stock.

      If the two-class method is required to be used, the earnings per share will be diluted more than is presented in the pro forma dilution on page 33. We do not expect the Preferred Stock to be able to participate in Common Stock dividends for at least four years, if at all, and therefore we do not expect to have to use the two-class method for at least four years, if at all.

Other

      Under certain conditions, such as a Change in Control, the remarketing feature in the Preferred Stock may be accelerated, additional dividends may be payable and there may be an adjustment in the conversion price of the Preferred Stock, if certain price targets have not been met. No accounting recognition will be given to these features until the contingencies are met.

      The accounting treatment of the Notes is comparable to that of the Preferred Stock except that any BCF would be treated as interest expense, resulting in a decrease in net earnings as opposed to earnings available for common stockholders. Because the market price of our Common Stock was higher than the conversion price of the Initial Note on the date of its issuance, there is a potential BCF equal to the product of (a) the difference between the market price and the conversion price on such date times (b) the number of shares of Common Stock issuable upon conversion of the Initial Note. Based on the closing price of our Common Stock on February 12, 2003, this portion of potential BCF totaled approximately $1.9 million. If the Additional Notes are issued, then a BCF may or may not exist depending on the market price of the Common Stock on the date the Notes are issued. In addition, if the number of shares issued or issuable upon conversion or exercise of the Notes and Warrants exceeds 19.99% of our Common Stock outstanding on February 12, 2003, we will be obligated to make a cash payment, the Excess Share Payment, upon conversion or exercise of the Notes and Warrants equal to the number of Excess Shares times the market price of our Common Stock less the conversion price per share. At the end of each reporting period, we are required to revalue this obligation to its settlement amount by recording interest expense in an amount equal to the change in this obligation from the end of the prior reporting period. Changes in the carrying amount of this obligation could significantly affect our net earnings and earnings per share depending on the volatility of the market price of our Common Stock at each reporting date if the Preferred Stock investment is not consummated and the Notes remain outstanding.

Other Agreements with Warburg Pincus VIII

      No Solicitation. The securities purchase agreement contains non-solicitation provisions which prohibit us from soliciting or engaging in discussions or negotiations regarding an alternative equity financing or change of control prior to the consummation of Warburg Pincus VIII’s investment. However, if we receive an unsolicited proposal for a change of control transaction from a third party, we may respond if our board determines in good faith, after consultation with our financial advisors, that such proposal is more favorable to our stockholders than the Warburg Pincus VIII investment and, after consultation with our legal advisors, that failure to respond is reasonably likely to cause a breach of its duties to our stockholders. In the event that our board withdraws its recommendation of the proposals, we are required to issue the Additional Warrant to Warburg Pincus VIII at an exercise price of $11.25 per share.

      Preemptive Rights. Each holder of more than 10% of the outstanding Preferred Stock will generally have a right to purchase its pro rata amount of any new issuances of our equity securities (excluding, among other things, stock issued as consideration for mergers and acquisitions, employee stock options and in some registered public offerings).

      Registration. We are required to file a shelf registration statement on Form S-3 with the SEC promptly after the issuance of the Preferred Stock and use our best efforts to cause such registration statement to become effective. Upon the effectiveness of the registration statement, the holders of Preferred Stock, Warrants and Common Stock issuable upon conversion or exercise of such securities will have the right to resell their Preferred Stock, Warrants, and any shares of Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants. We are responsible for the costs of such registration.

      Out-of-Pocket Expenses. We will reimburse Warburg Pincus VIII for their out-of-pocket expenses up to $1,500,000 regardless of whether the transactions close. However, we will not be obligated to pay more than $500,000 if the transactions fail to close solely as a result of Warburg Pincus VIII’s breach.

      Restrictions on Transfer. Unless otherwise approved by our board and subject to customary exceptions, Warburg Pincus VIII can transfer the Preferred Stock, the Warrants and the Common Stock to its affiliates, the public or to a private investor, provided that as a result of any transfer to a private investor no one person or group would hold, to the knowledge of Warburg Pincus VIII, more than 20% of our then outstanding Common Stock. Transfers pursuant to certain tender and exchange offers is also permitted. However, Warburg Pincus VIII cannot, subject to certain exceptions, transfer the Warrants or the Common Stock issuable under the Warrants before February 12, 2004, and from February 13, 2004 through February 12, 2005 it cannot transfer more than half of them. In addition, for five years if Warburg Pincus VIII proposes to transfer Preferred Stock and it would own less than a majority of the Preferred Stock, Warburg Pincus VIII is required to obtain an irrevocable proxy from each transferee in connection with the right of the holders of a majority of the Preferred Stock to designate directors to the board.

      Standstill Provisions and Other Matters. Until the fifth anniversary of the issuance of the Preferred Stock, Warburg Pincus VIII may not, without our consent, acquire any securities other than (i) securities issuable upon conversion or exercise of the Preferred Stock, the Notes or the Warrants and (ii) up to an aggregate of an additional 5% of our Common Stock; provided that in no event may acquisitions of Common Stock pursuant to clause (ii) result in their beneficially owning more than 49.9% of our then outstanding voting power. In addition, during the same period, Warburg Pincus VIII may not solicit proxies or influence any person with respect to the voting of our securities, make any public announcement regarding any transaction involving them and us or our stockholders, enter into or be involved in an acquisition or business combination transaction relating to us or our assets, participate in or form any group generally for the purpose of acting jointly or in concert with respect to our voting securities, or seek to influence our management policies (other than as a stockholder voting on matters brought before our stockholders generally or through their board nominees). Warburg Pincus VIII also may not sell short our Common Stock except as part of a program to dispose of its securities, provided that no such program may occur during the 90 trading days prior to the fourth anniversary of the issuance of the Preferred Stock (on which date the conversion price is subject to adjustments based on the market price of our Common Stock) or 30 days prior to the date of the consummation of a Change in Control. (See “Terms of the Preferred Stock — Market Price Based Adjustment of Conversion Price”.)

      Restriction on Increase in Size of Board. The securities purchase agreement contains a restriction restricting our ability to amend our by-laws to increase the size of our board above 10 members.

Terms of Notes

      If the stockholders approve the proposals, all outstanding Notes will automatically convert into shares of Series A Preferred Stock. If stockholder approval for the proposals is not obtained, the outstanding Initial Note in the initial principal amount of $20 million will remain outstanding and, subject to the satisfaction of certain closing conditions, Warburg Pincus VIII will purchase the Additional Note in the initial principal amount of $29.95 million.

      The Notes generally become due and payable either upon the occurrence of an event of default or six years after issuance. Interest on the Notes accrues at the rate of 8.775%, compounded annually, for the first five years, and 10.38% thereafter. During the first five years, up to 40% of the interest is payable in cash, at the election of the holder. Any interest not paid in cash will be added to the principal amount of the Notes (i.e., accreted). The Notes are subordinated and subject in right of payment to the prior payment in full of all of our outstanding indebtedness and certain contractual payment obligations other than certain accounts payable, inter-company debt and debt evidenced by certain equity interests.

      If our stockholders do not approve the proposals, the Notes will remain outstanding and convertible at the option of the holders into Common Stock, subject to certain requirements for conversion. The number of shares of Common Stock issuable upon conversion is equal to the accreted principal amount of the Notes then in effect divided by the then current conversion price (initially, $11.25). The Common Stock issuable upon conversion or exercise of the Notes and Warrants would be limited to 19.99% of our Common Stock outstanding on February 12, 2003. Warburg Pincus VIII is entitled to the cash Excess Share Payment in lieu of receiving the Excess Shares. The provisions of the Notes regarding the conversion price, market price based conversion price adjustments and weighted average anti-dilution adjustments, conversions by the holders and mandatory conversions at our option are substantially similar to those described above for the Series A Preferred Stock.

      In addition, we are subject to certain negative covenants pursuant to the terms of the Notes. Without the consent of the holders of a majority of the value of the Notes then outstanding, we cannot:

•	change our certificate of incorporation or bylaws to adversely affect the rights of the holders of the Notes;

•	sell or issue debt convertible into or exchangeable for equity securities ranking prior in right of payment to the Notes;

•	repurchase or redeem equity securities in excess of $20 million per year, subject to certain exceptions;

•	declare or pay extraordinary dividends on our Common Stock; and

•	permit our consolidated indebtedness and securitizations to exceed $676 million at the end of any quarter.

Warburg Pincus LLC

      Warburg Pincus VIII is a private equity fund managed by Warburg Pincus LLC, a leading private equity investment fund. The firm currently has nearly $10 billion under management, with approximately $6 billion available for investment in a range of industries. Since 1971, Warburg Pincus LLC has sponsored ten private equity investment funds with committed capital in excess of $19 billion. These funds have invested more than $15 billion in 469 companies in 29 countries.

Financial Advisors

      J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Fleet Securities, Inc. acted as our financial advisors in our negotiations with Warburg Pincus VIII. Our board did not consider it necessary to obtain an opinion from our financial advisors as to the fairness of the Warburg Pincus VIII investment to our shareholders, therefore fairness opinion was requested or rendered. We expect to pay our financial advisors aggregate fees of $5.7 million on closing for their advisory services and to reimburse their expenses arising in connection with the transaction.

PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO

OUR CERTIFICATE OF INCORPORATION TO
INCREASE AUTHORIZED SHARES OF COMMON STOCK, AUTHORIZE TWO
SERIES OF CONVERTIBLE PREFERRED STOCK AND PROVIDE THAT
AMENDMENTS TO THE TERMS OF A CLASS OR SERIES OF PREFERRED STOCK
MAY BE APPROVED BY THE HOLDERS OF SUCH CLASS OR SERIES

      At the special meeting, our stockholders will be asked to approve an amendment to our Certificate of Incorporation to (a) increase our authorized shares of Common Stock, $0.001 par value, from 55,000,000 shares to 100,000,000 shares, (b) authorize 5,000,000 shares of Series A Preferred Stock and 6,700,000 shares of Series B Preferred Stock and (c) permit amendments to the terms of one or more class or series of Preferred Stock with only the approval of our Board of Directors and the holders of such class or series but without the approval of the holders of Common Stock. The terms of the Preferred Stock are described above under Proposal 1. The text of the proposed amendment to our Certificate of Incorporation is set forth in Appendix A attached hereto. We urge you to read the amendment carefully in its entirety.

      Proposals 1 and 2 are each contingent upon the approval of the other. No action will be taken on either proposal unless both proposals are approved.

Reasons for the Amendment

      We do not currently have any shares of preferred stock authorized or issued and we do not have enough shares of Common Stock authorized to permit the conversion of the Preferred Stock and the exercise of the Warrants. If the stockholders do not approve this proposal, we will not be able to sell the Preferred Stock and issue the Additional Warrant to Warburg Pincus VIII. In connection with its approval of the Warburg Pincus VIII investment, our board unanimously declared the advisability of and approved an amendment to our Certificate of Incorporation to (i) increase the number of shares of Common Stock that we are authorized to issue to 100,000,000 (ii) authorize 5,000,000 shares of Series A Preferred Stock and 6,700,000 shares of Series B Preferred Stock, and (iii) permit amendments to the terms of one or more class or series of Preferred Stock with only the approval of our board and the holders of such class or series, and resolved to submit the proposed amendment to our stockholders.

      Although the principal purpose for increasing the authorized shares of Common Stock is to permit the conversion of the Preferred Stock and the exercise of the Warrants, the increase would also provide us with approximately 36,000,000 additional authorized shares for issuance in other financing and acquisition transactions that we may determine to pursue in the future, stock dividends or splits, employee benefit plans and other corporate purposes. Once authorized, the additional shares of Common Stock may be issued with approval of our board and without further approval of the stockholders unless such approval is required by applicable law, rule or regulation. The existing issued and outstanding shares of Common Stock will not change as a result of the proposed amendment to our Certificate of Incorporation and holders of the Common Stock will not receive new stock certificates.

      The purpose of the amendment to permit amendments to the terms of a series or class of Preferred Stock with only the approval of our board and the holders of such class or series is to give the board the ability to react quickly to future events by giving us the flexibility to negotiate revised terms of the Preferred Stock with the holders of the Preferred Stock in response to such future events and implement the revised terms on an expedited basis. This is particularly true because of the need to respond quickly to a rapidly changing environment and the complexity of the terms of the Preferred Stock.

Recommendation of our Board of Directors

      Our board of directors unanimously recommends a vote FOR the approval and adoption of the amendment of the Certificate of Incorporation.

Anti-Takeover Effects of the Amendment and Purchase Agreement

      We do not believe that the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares and to authorize the Preferred Stock will have a material anti-takeover effect. However, it will affect the Company’s financial position and the Preferred Stock will have certain rights that may be a factor in any proposal to acquire us.

      Our principal anti-takeover device, designed to allow us to obtain the highest possible price for our stockholders in the event of a proposed acquisition, is our stockholders rights plan. The plan provides each stockholder of record one common stock purchase right for each share of Common Stock. The rights are represented by the Common Stock certificates and are not separately traded from the Common Stock and are not currently exercisable. The rights become exercisable only if a person acquires beneficial ownership at 20% or more of our Common Stock or announces a tender offer or exchange offer that would result in beneficial ownership of 20% or more of our Common Stock, at which time each right would enable the holder to buy shares of the Common Stock at a discount to the then market price. We may redeem the rights for $.01 per right, subject to adjustment, at any time before the acquisition by a person or group of 20% or more of our Common Stock. The rights have a 10-year term. This plan may have the effect of delaying, deferring or preventing a change in control of our Common Stock. This may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. With the approval of our board, we amended the terms of the rights plan to provide that the rights are not exercisable in connection with this investment.

      One example of how the amendment to our Certificate of Incorporation could either positively or negatively affect an unsolicited attempt by a third party to acquire control of us is that the issuance of the Preferred Stock and the issuance of Common Stock upon conversion of the Preferred Stock and exercise of the Warrants have the effect of diluting the voting power of the other outstanding shares.

      In addition, the amendment to our Certificate of Incorporation contains other provisions that may increase the cost to acquire us. The holders of Preferred Stock have the right to require us to use our reasonable best efforts, together with the remarketing agent, to remarket the Preferred Stock by increasing the dividend rate of the Preferred Stock to the rate necessary to resell the Preferred Stock at a price not less than 100% of the liquidation preference then in effect. We may redeem the Preferred Stock in lieu of effecting a remarketing by paying the holders of Preferred Stock a redemption price in cash equal to the liquidation preference of the Preferred Stock then in effect. Upon the occurrence of a Change in Control prior to the fifth anniversary of the issuance of the Preferred Stock, the liquidation preference will automatically increase to include accretion at 8.5% per annum for the balance of such five-year period. Further, in the event of a Change in Control prior to the fourth anniversary of the issuance of the Preferred Stock, there may be a market price based adjustment to the conversion prices of each series of Preferred Stock depending upon whether the average price of the Common Stock over a specified period is below specified target prices ranging from $14.00 in the first year to $23.00 in the fourth year.

      Other existing provisions of our Certificate of Incorporation may have the effect of preventing, discouraging or delaying any change in the control of our company. The following provisions may have anti-takeover effects: (a) mergers and certain other business combinations of us with any holder of 40% or more of our capital stock (a “Related Person”) must be approved by a majority of the then outstanding Common Stock held by stockholders other than the Related Person and its affiliates and associates; and (b) if any person or group acquires 75% or more of our capital stock (a “Control Group”), we must offer to purchase for cash all of our outstanding capital stock (including shares issuable upon exercise of outstanding options and warrants and upon conversion of convertible securities) not owned by the Control Group at the highest price per share paid by the Control Group in acquiring our stock. The approval of the proposals shall be deemed to be approval of the issuances of the Preferred Stock, Warrants and Common Stock issuable upon conversion and exercise of the Preferred Stock and Warrants to Warburg Pincus VIII as a Related Person to the extent the foregoing provision is applicable to this transaction.

      In addition, we agreed in the Purchase Agreement that we would not amend our by-laws to increase the size of our board above 10 members.

      We are also governed by Section 203 of the Delaware General Corporation Law which provides that certain “business combinations” between us and an “interested stockholder,” which is generally defined as a stockholder beneficially owning 15% or more of our voting stock, are generally prohibited for a three-year period following the date that the acquiror became an interested stockholder. The term “business combination” is defined generally to include mergers, tender offers and transactions that increase an interested stockholder’s percentage ownership of stock in a Delaware corporation. Because our board of directors has approved the equity investment by Warburg Pincus VIII, it will not be subject to the restrictions of Section 203.

STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      The following table shows, as of March 31, 2003 our Common Stock owned beneficially by our directors and executive officers and by any person or group known to us to be the beneficial owner of more than 5% of the Common Stock. Unless indicated otherwise, all persons and groups have sole voting and investment power over the shares listed. Except as otherwise indicated, the information on 5% holders is based on reports on

Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by the firms listed in the table below. If you wish, you may obtain copies of these reports from the SEC.

	Amount	Percentage of
	Beneficially	Common
Name	Owned(1)	Stock

Wellington Management Company, LLP(2)	2,855,700	8.96%
75 State Street
Boston, MA 02109
Dimensional Fund Advisors Inc.(3)	2,498,100	7.84%
1299 Ocean Avenue
Santa Monica, CA 90401
Thomas M. Duff(4)	857,133	2.69%
James B. Baker(5),(6)	43,615	—
Clifford J. Christenson(4)	403,684	1.27%
Oliver Goldstein(6)	—	—
Richard F. Heitmiller(6)	27,016	—
Gerard J. Kerins(6)	10,519	—
James E. Rogers(6)	30,200	—
Marvin O. Schlanger(6)	13,191	—
Roger A. Vandenberg(6)	53,585	—
John R. Hobson(4)	199,983	—
Keith R. Phillips(4)	205,651	—
Joseph C. Tucker(4)	173,761	—
Ernest Taylor(4)	134,716	—
Mark J. Rosenblum(4)	127,037	—
Michael Dewsbury(4)	125,067	—
Audrey L. Goodman(4)(7)	31,839 (5)	—
All Directors and Executive Officers as a Group (16 persons)	2,436,997	7.6%

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, a person “beneficially” owns our Common Stock not only if he holds it directly, but also if he indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) has or shares the power to vote the stock, or to sell it, or has the right to acquire it within 60 days.

The number of shares shown for each non-employee director and executive officer does not include unvested options owned by that person that are not exercisable within 60 days but will become exercisable upon the completion of the Warburg Pincus VIII equity investment. The number of those unvested options and the number that were in-the-money, respectively, for each executive officer are as follows: Mr. Duff, 102,520 and 16,920; Mr. Christenson, 117,320 and 9,720; Mr. Hobson, 59,880 and 5,880; Mr. Phillips, 63,320 and 5,320; Dr. Tucker, 53,880 and 4,880; Mr. Taylor, 33,020 and 3,520; Mr. Rosenblum, 33,300 and 3,800; Mr. Dewsbury, 53,000 and 4,000; and Ms. Goodman, 12,900 and 700. The exercise price of all the in-the-money options is $9.64 per share. Each non-employee director owns 1,000 non-vested options that will become exercisable upon the completion of the Warburg Pincus VIII equity investment, none of which are in-the-money.

(2)	Wellington Management Company, LLP is an investment advisor registered under the Investment Advisors Act of 1940. It has shared voting power over 1,389,500 shares and shared investment power over 2,855,700 shares.

(3)	Dimensional Fund Advisors Inc. is an investment advisor registered under the Investment Advisors Act of 1940. It has sole voting and investment power over the shares listed in its role as investment advisor or manager of various investment companies, commingled group trusts and separate accounts. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of these securities.

(4)	The number of shares shown for each executive officer includes the following shares that may be acquired upon exercise of stock options that were exercisable as of March 31, 2003 or that will become exercisable within 60 days of that date: Mr. Duff, 397,080; Mr. Christenson, 303,280; Mr. Hobson, 171,320; Mr. Phillips, 168,280; Dr. Tucker, 137,520; Mr. Taylor, 113,080; Mr. Rosenblum, 108,200; Mr. Dewsbury, 95,000; and Ms. Goodman, 28,600.

The number of shares shown for each executive officer also includes the following restricted shares that were acquired under the Deferred Compensation and Restricted Stock Plan: Mr. Duff, 41,348; Mr. Christenson, 38,566; Mr. Hobson, 11,597; Mr. Phillips, 23,936; Dr. Tucker, 19,305; Mr. Taylor, 4,411; Mr. Rosenblum, 12,155; and Mr. Dewsbury, 3,635.

The number of shares shown for each executive officer also includes the number of shares of our Common Stock beneficially owned indirectly as of March 31, 2003 by such officer in our Employee Stock Ownership Plan and in our Retirement Plan, respectively: Mr. Duff, 4,837 and 34,868; Mr. Christenson, 4,736 and 57,102; Mr. Hobson, 5,300 and 11,766; Mr. Phillips, 4,011 and 9,424; Dr. Tucker, 4,990 and 11,055; Mr. Taylor, 4,879 and 7,501; Mr. Rosenblum, 4,976 and 194; Mr. Dewsbury, 4,431 and 17,701; and Ms. Goodman, 2,989 and 0.

(5)	Of the shares listed for Mr. Baker, 200 are owned by his wife.

(6)	The number of shares shown for each non-employee director includes the following shares that may be acquired upon exercise of stock options that were exercisable as of March 31, 2003 or that will become exercisable within 60 days of that date: Mr. Baker, 8,000; Mr. Goldstein, 0; Mr. Heitmiller, 10,000; Mr. Kerins, 3,000; Mr. Rogers, 9,000; Mr. Schlanger, 4,000; and Mr. Vandenberg, 10,000.

The number of shares shown for each non-employee director also includes the following restricted shares that were awarded under the Deferred Compensation and Restricted Stock Plan: Mr. Baker, 32,339; Mr. Goldstein, 0; Mr. Heitmiller, 12,682; Mr. Kerins, 4,519; Mr. Rogers, 16,200; Mr. Schlanger, 5,691; and Mr. Vandenberg, 39,609.

(7)	Of the shares listed for Ms. Goodman, 250 are owned by her husband

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      Under the regulations of the SEC, a record or beneficial owner of shares of Wellman’s Common Stock may submit proposals to be included in the proxy statement on proper subjects for action at Wellman’s Annual Meeting of Stockholders. All such proposals to be included in the proxy statement relating to the 2003 Annual Meeting of Stockholders must have been mailed to the Investor Relations Officer at Wellman, Inc. at 595 Shrewsbury Avenue, Shrewsbury, New Jersey 07702 and must have been received at that address on or before December 23, 2002, in order to be included in the proxy relating to the 2003 Annual Meeting. A record or beneficial owner of shares of Wellman’s Common Stock may also submit proposals on proper subjects for action at the 2003 Annual Meeting without including such proposals in the proxy statement for such meeting. We must have been notified of such owner’s intention to do this no later than April 20, 2003.

OTHER MATTERS

Other Matters

      Our board of directors knows of no other matters to be brought before the special meeting. However, if any other matters arise, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the board of directors.

Expenses of Solicitation

      We will bear the cost of solicitation of proxies. We have retained Georgeson Shareholder Services Inc. to assist with the solicitation of proxies at an estimated fee of approximately $25,000 plus expenses. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our Common Stock.

INCORPORATION OF INFORMATION BY REFERENCE

      We file periodic reports, proxy statements and information statements with the SEC and we can “incorporate by reference” into this proxy statement information already filed by us with the SEC. This means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this proxy statement. We incorporate by reference the documents or portions thereof listed below:

•	Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the year ended December 31, 2002, filed March 28, 2003.

      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the special meeting, shall be deemed incorporated by reference and be a part of this proxy statement from their respective filing dates. Any statement contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for the purpose of this proxy statement to the extent that a subsequent statement contained in this proxy statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed to be part of this proxy statement.

      The documents incorporated by reference into this proxy statement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this proxy statement are not themselves specifically incorporated by reference, then exhibits will not be provided.

      Requests for documents should be directed to Wellman, Inc., 595 Shrewsbury Avenue, Shrewsbury, New Jersey 07702, Attention: Investor Relations Officer, telephone (732) 212-3321.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms at 450 Fifth Street, Washington, D.C., 20549 or at the SEC’s other public reference rooms in New York City and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, at prescribed rates. Our public filings with the SEC are also available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. The proxy statement and these other documents may also be obtained free from us.

      You should rely on the information contained in this proxy statement to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our stockholder shall not create any implication to the contrary.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WELLMAN, INC.

      Pursuant to Section 242 of the General Corporation Law of the State of Delaware

      THE UNDERSIGNED, being a duly appointed officer of Wellman, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending the Corporation’s Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

      FIRST: The amendments effected hereby have been duly adopted in accordance with the provisions of Section 242 of the DGCL.

      SECOND: That the first paragraph of Article Fourth of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as follows:

      Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 117,200,000 as follows: 100,000,000 shares of Common Stock with a par value of $.001 per share, 5,500,000 shares of Class B Common Stock with a par value of $.001 per share, 5,000,000 shares of Series A Convertible Preferred Stock with a par value of $.001 per share and 6,700,000 shares of Series B Convertible Preferred Stock with a par value of $.001 per share.

      THIRD: That paragraph 1 of Section A of Article Fourth of the Corporation’s Certificate of Incorporation is hereby amended by adding the following to the end thereof:

(c) Limitation. Except as otherwise required by law, holders of Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

      FOURTH: That Article Fourth of the Corporation’s Certificate of Incorporation is hereby amended by adding the following to the end thereof:

C. Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

1. Designation and Amount. 5,000,000 shares of Preferred Stock shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), which shall constitute the entire number of shares of such series and 6,700,000 shares of Preferred Stock shall be designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), which shall constitute the entire number of shares of such series.

2. Dividends.

(a) Participating Dividends. The holders of Series A Preferred Stock and Series B Preferred Stock (collectively, the “Preferred Stock”) shall be entitled to receive, on a pari passu basis, out of funds legally available therefor, when, as and if dividends are declared on shares of Common Stock by the Board of Directors of the Corporation (the “Board of Directors”), Participating Dividends (as defined below) per share of Preferred Stock in such amount as the holders of the Preferred Stock would have received had such holders converted the Preferred Stock into Common Stock immediately prior to the record date for such dividends, provided, however, that no such dividend shall be payable on the Preferred Stock if the Consolidated Net Earnings (as defined below) for the period of twenty-four (24) consecutive quarters ending on the last day of the most recent quarter that ends at least forty-five (45) days prior to the payment date for such dividend is less than $160,000,000 (the “Participation Condition”). All dividends declared upon Preferred Stock shall be declared pro rata per share. For the purposes hereof, “Consolidated Net Earnings” shall mean, for any period, the aggregate net earnings (or loss) of the Corporation for such period on a consolidated basis determined in accordance with U.S. generally accepted accounting principles (excluding (A) the cumulative effect of any changes in accounting principles implemented after September 30, 2002, (B) any beneficial conversion charges and (C) any dividends paid on preferred stock); “Extraordinary Dividends” shall mean all dividends paid to the holders of Common Stock (other than Ordinary Dividends and dividends payable solely in shares of Common Stock), whether paid in cash or otherwise (including without limitation in connection with a spin-off or distribution), but excluding any dividends which result in an adjustment to the Conversion Price (as defined below) pursuant to Section 7; “Ordinary Dividend” shall mean, with respect to any quarter, ordinary cash dividends in an amount per share of Common Stock not exceeding the sum of (x) $0.09 and (y) the Dividend Increase Amount in respect of such quarter, or such greater amount as has been consented to in writing by the Majority Holders (as defined below); “Dividend Increase Amount” shall mean, with respect to any quarter, an amount equal to the product of (A) $0.01 and (B) the number of complete years elapsed from January 1, 2003 to the date on which the dividend is paid; and “Participating Dividends” shall mean Extraordinary Dividends and Ordinary Dividends. In determining the amount of any Participating Dividend to which the holders of Preferred Stock are entitled pursuant to this Section 2(a), the holders of Preferred Stock will be deemed entitled to convert the Preferred Stock into Common Stock in accordance with Section 5 hereof (determined without giving effect to the provisions of Sections 7(h) and (i) hereof unless the Conversion Price has been adjusted pursuant to such Sections) as if a Conversion Event (as defined in Section 5(a)) had occurred.

(b) Preferred Dividends.

(i) After the fifth anniversary of the Initial Issuance Date (as defined below), the holders of the respective Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors (subject to Section 2(b)(iii) below), out of funds legally available therefor, on a pari passu basis, dividends per share at a rate of 8.75% per annum of the Liquidation Preference as of the Dividend Payment Date (as defined below), compounded quarterly to the extent not previously paid, before any dividends shall be declared, set apart for or paid upon the Common Stock or any other stock ranking with respect to dividends or on Liquidation junior to the Preferred Stock (such stock being referred to hereinafter collectively as “Junior Stock”) in any year, provided, however, that if (A) the Ordinary Dividend for any quarter after such fifth anniversary is less than $0.045 per share of Common Stock or (B) the holders of the Preferred Stock are not entitled to receive Ordinary Dividends because the Participation Condition has not been met (each, a “Shortfall Event”), such dividend rate shall increase to 10% per annum of the Liquidation Preference as of the Dividend Payment Date, compounded quarterly to the extent not previously paid, beginning on the first day of the next succeeding quarter after the quarter with respect to which the Shortfall Event relates and continuing each quarter thereafter until the first day of the quarter succeeding the quarter as of which there is no Shortfall Event. Dividends pursuant to this Section 2(b)(i) shall be payable quarterly, in arrears on each April 5, July 5, October 5 and January 5 (each, a “Dividend Payment Date”) or, if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day. The amount of dividends payable on the Preferred Stock for any period shorter than a full quarter shall be computed on the basis of a 360-day year of twelve 30-day months. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are legally authorized to close.

(ii) Dividends on the Preferred Stock provided for in this Section 2(b) shall be cumulative and shall continue to accrue on a daily basis whether or not declared and whether or not in any fiscal year there shall be funds legally available therefor, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock.

(iii) Dividends on the Preferred Stock provided for in this Section 2(b) shall be payable in cash or continue to accrue, at the election of the holders of a majority of the outstanding shares of

2

Preferred Stock voting together as a single class (the “Majority Holders”), such election to be made in writing to the Corporation at least ten (10) Business Days prior to such Dividend Payment Date. If no such election is made, the dividends provided for in this Section 2(b) will be payable in cash.

(iv) For so long as the Preferred Stock remains outstanding, the Corporation shall not, without the prior consent of the Majority Holders, pay any dividend upon the Junior Stock, whether in cash or other property (other than solely in shares of Junior Stock) unless all dividends theretofore required to have been paid to the holders of Preferred Stock in respect of all prior dividend periods shall have been paid.

(c) In the event (each a “Default”) that the Corporation fails for any reason to pay any Participating Dividend required to be paid to the holders of the Preferred Stock pursuant to Section 2(a) (other than because the Participation Condition has not been met), or any dividend payable pursuant to Section 2(b) for two consecutive quarters, then, in any such case, upon written notice from any holder of Preferred Stock to the Corporation (a “Default Notice”) given at any time following the Default and the failure of the Corporation to cure such Default in full within thirty (30) days of the receipt of such Default Notice from any holder of Preferred Stock, any holder of Preferred Stock may request the Remarketing (as defined below) of all of the shares of Preferred Stock held by such holder in accordance with Section 8 hereof. Failure by any holder of Preferred Stock to issue a Default Notice promptly upon the occurrence of a given Default shall not be deemed to be a waiver of such rights, such rights being exercisable at any time that a Default shall have occurred and be continuing.

(d) For the purposes hereof “Initial Issuance Date” shall mean the date the first share of Series A Preferred Stock or Series B Preferred Stock is issued by the Corporation.

(e) The dividend rates referred to in this Section 2 are subject to adjustment as provided in Section 8 hereof.

      3.     Liquidation, Bankruptcy, Dissolution or Winding Up.

      (a) In the event of any Liquidation (as defined below) of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis, after and subject to the payment in full of all amounts required to be distributed to the holders of any other preferred stock of the Corporation ranking on Liquidation prior and in preference to the Preferred Stock (such preferred stock being referred to hereinafter as “Senior Preferred Stock”) upon such Liquidation, but before any payment shall be made to the holders of any Junior Stock, an amount per share in cash equal to the greater of (x) the Liquidation Preference (as defined below) and (y) the amount such holder would receive if the Preferred Stock were converted into Common Stock on the date of, or the record date for, such Liquidation; provided, however, that in the event of a Liquidation resulting from the liquidation, dissolution or winding up of the Corporation occurring after the earlier of (i) the tenth anniversary of the Initial Issuance Date and (ii) the completion of any Remarketing, holders of Preferred Stock shall only be entitled to receive an amount per share in cash equal to the Liquidation Preference.

      (b) If upon any Liquidation of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock, and any class or series of stock ranking on Liquidation on a parity with the Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, the holders of Preferred Stock and any other class or series of preferred stock upon Liquidation of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

3

      (c) Definitions.

(i) “Liquidation Preference” shall mean (x) the Stated Value (as defined below) per share at the Initial Issuance Date, which amount shall thereafter accrete at the annual rate of 7.25%, compounded quarterly from the Initial Issuance Date through the fifth anniversary of the Initial Issuance Date, provided, however, that if a Shortfall Event occurs during such period, such annual accretion rate shall increase to 8.5% per annum, compounded quarterly, beginning on the first day of the next succeeding quarter after the quarter with respect to which the Shortfall Event relates and continuing each quarter thereafter until the first day of the quarter succeeding the quarter as of which there is no Shortfall Event plus (y) any accrued but unpaid dividends thereon (excluding any Participating Dividends declared but not previously paid to the holders of the Common Stock). Liquidation Preference shall be determined, (i) in the case of any dividend payment, as of the record date for holders of Common Stock for any dividend pursuant to Section 2(a) and as of the Dividend Payment Date for any dividend pursuant to Section 2(b), (ii) in the case of a Liquidation, on the date of such Liquidation, (iii) in the case of a Change in Control (as defined below), on the date of such Change in Control, (iv) upon conversion of the Preferred Stock, on the date of such conversion, and (v) upon any redemption of the Preferred Stock in accordance with Section 9, on the applicable Redemption Date (as herein defined). Notwithstanding the foregoing, upon any Liquidation or Change in Control consummated within five (5) years after the Initial Issuance Date, the Liquidation Preference shall be calculated for all purposes hereof assuming (x) that any Preferred Stock outstanding at the date of such consummation has been outstanding for five (5) years after the date of the Initial Issuance Date and (y) assuming that, from such date and continuing thereafter for the remainder of such five year period, the annual accretion rate is 8.5%.

(ii) “Stated Value” shall mean with respect to the Series A Preferred Stock, $11.25[1] per share, and with respect to the Series B Preferred Stock, $[ ][2] per share.

(iii) “Liquidation” shall mean (x) any liquidation, dissolution or winding up of the Corporation, (y) the filing by the Corporation of any bankruptcy or insolvency petition under federal or state law, or (z) the commencement of any involuntary bankruptcy proceeding against the Corporation which remains unstayed for a period of sixty (60) days.

The merger or consolidation of the Corporation with or into another person or entity, the merger or consolidation of any other person or entity with or into the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all of the assets of the Corporation to a person or entity shall not be deemed to be a Liquidation for purposes of this Section 3.

      4. Voting.

      (a) Each issued and outstanding share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Preferred Stock is then convertible (assuming for the purposes of this Section 4(a) that a Conversion Event has occurred), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, other than, prior to the fifth anniversary of the Initial Issuance Date, the election of directors by the holders of Common Stock, provided, however, that at any time the voting power of all shares of Common Stock and Preferred Stock beneficially owned (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) by the Warburg Parties (as defined below) (the “Warburg Voting Power”) would otherwise exceed 49.9% of the total voting power of the Common Stock and the Preferred Stock (determined without giving effect to the provisions of Section 7(h) and (i) unless the Conversion Price has been actually adjusted pursuant to such sections) as of the record date for any action to be taken by stockholders of the Corporation, then, during any such period, the voting power of each issued and outstanding share of Preferred Stock held by the Warburg

1 As adjusted for any stocks splits, subdivisions, stock dividends, combinations, reclassifications or similar events occurring prior to the Initial Issuance Date.
2 The Series B Purchase Price (as defined in the Securities Purchase Agreement).

4

Parties shall be reduced proportionately to the extent necessary to result in the Warburg Voting Power equaling 49.9% of the total voting power of the Common Stock and Preferred Stock(determined without giving effect to the provisions of Section 7(h) and (i) unless the Conversion Price has been adjusted pursuant to such sections). Except as provided by law, by the provisions of this Section 4 or by the provisions establishing any other class or series of preferred stock, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class. For the purposes hereof, the “Warburg Parties” shall mean, collectively, Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”), Warburg Pincus & Co. (“WPC”) and any other investment funds for which WPC acts as general partner and Warburg Pincus LLC (“WPLLC”).

      (b)

(i) For so long as Warburg Pincus or its Qualified Transferee (as defined below) owns at least one third of the shares of Preferred Stock issued to Warburg Pincus pursuant to the Securities Purchase Agreement, dated as of February 12, 2003 (as the same may be modified or amended, the “Purchase Agreement”), between Warburg Pincus and the Corporation, the Majority Holders shall have the exclusive right to appoint two (2) directors to the Board of Directors.

(ii) In the event that Warburg Pincus or its Qualified Transferee owns less than one third of the shares of Preferred Stock issued to Warburg Pincus pursuant to the Purchase Agreement but the shares of Preferred Stock held by Warburg Pincus or its Qualified Transferee represent greater than 5% of the outstanding Common Stock (calculated on a fully diluted basis and assuming the occurrence of a Conversion Event and the conversion of the Preferred Stock, determined without regard to the provisions of Sections 7(h) and (i) unless the Conversion Price (as defined below) has been actually adjusted pursuant to such sections), the Majority Holders shall have the exclusive right to appoint one (1) director to the Board of Directors.

(iii) Each Preferred Stock Director (as defined below) shall be duly appointed in accordance with the Corporation’s by-laws, Certificate of Incorporation and the General Corporation Law of Delaware. Each Preferred Stock Director so elected shall serve for a term of one year or until his successor is duly elected and qualified. For so long as such membership does not conflict with any applicable law or regulation or listing requirement of the New York Stock Exchange, Inc. (the “NYSE”), at least one such Preferred Stock Director shall serve as a member of each of the principal committees of the Board of Directors, except for any committee formed to consider a transaction between the Corporation and Warburg Pincus or, if applicable, its Qualified Transferee, or any affiliate thereof. Any vacancy in the position of a Preferred Stock Director may be filled only by the Majority Holders. Each Preferred Stock Director may be removed at any time, with or without cause, by the Majority Holders. Any vacancy created by such removal may be filled by the Majority Holders.

(iv) “Qualified Transferee” shall mean one Person (or group (as such term is used in Section 13(d) of the Securities Exchange Act of 1934)) to which Warburg Pincus transfers, sells or assigns (A) at least one third of the shares of Preferred Stock issued to Warburg Pincus pursuant to the Purchase Agreement with respect to Section 4(b)(i) or (B) shares of Preferred Stock issued to Warburg Pincus pursuant to the Purchase Agreement representing greater than 5% of the outstanding Common Stock (calculated on a fully diluted basis and assuming the occurrence of a Conversion Event (as defined below) and the conversion of the Preferred Stock, determined without regard to the provisions of Sections 7(h) and (i) unless the Conversion Price has been actually adjusted pursuant to such sections) with respect to Section 4(b)(ii). Notwithstanding the foregoing, such Person or group shall only be deemed a Qualified Transferee after the fifth anniversary of the Initial Issuance Date.

(v) “Preferred Stock Director” shall mean any director appointed pursuant to Section 4(b)(i) or (ii) above.

(vi) Prior to the fifth anniversary of the Initial Issuance Date, the holders of the Common Stock, voting separately as a class, shall elect all of the directors of the Corporation other than those the Majority Holders are entitled to designate pursuant to Sections 4(b)(i) and (ii) above.

5

      (c) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the Majority Holders:

(i) change or amend the Corporation’s Certificate of Incorporation or Bylaws in a manner which adversely affect the rights, preferences or privileges of the holders of the Preferred Stock, including any such changes to the terms of the Preferred Stock made in connection with a merger or consolidation of the Corporation;

(ii) offer, sell or issue any equity or equity-linked securities of the Corporation (including, without limitation, warrants issued in connection with debt or stock appreciation or similar rights) which have preference or priority over, or which are on a parity with, the Preferred Stock (including the issuance of additional shares of Preferred Stock after the Initial Issuance Date) with respect to dividend or Liquidation rights;

(iii) repurchase or redeem or permit any of its subsidiaries to repurchase or redeem, directly or indirectly, any equity securities of the Corporation (including, without limitation, securities convertible into or exchangeable for equity securities or stock appreciation or similar rights) for an aggregate consideration in excess of $10 million in any 12-month period, other than in connection with (A) repurchases of restricted stock from an employee or consultant following such person’s termination, in an aggregate amount not to exceed $2 million in any 12-month period, (B) the repurchase of Junior Stock to the extent that after giving effect to such repurchase the ratio of the Corporation’s Indebtedness to Annualized EBITDA (in each case as defined in Exhibit A to the Purchase Agreement and in each case as of the date of such repurchase) is not greater than 2.5 to 1, and (C) repurchases made with the proceeds from a contemporaneous exercise of the warrants issued pursuant to the Purchase Agreement (the “Warrants”), or a contemporaneous issuance of Junior Stock after the Initial Issuance Date; or

(iv) declare or pay any Extraordinary Dividend on the Common Stock.

      5.     Optional Conversion.

      (a) Each share of Preferred Stock may be converted at any time, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Liquidation Preference then in effect by the Conversion Price of such series then in effect, provided, however, that the Preferred Stock may not be converted to Common Stock unless (i) a Conversion Event has occurred, (ii) the Average Price on the conversion date is at least $23.00 or (iii) the Board of Directors shall have consented to the conversion of such shares of Preferred Stock (whether limited to a conversion during a specified period or at any time), and provided further that on any redemption of any Preferred Stock, the right of conversion shall terminate at the close of business on the full Business Day next preceding the date fixed for such redemption. The number of shares of Common Stock into which a share of each series of the Preferred Stock is convertible is referred to herein as the “Conversion Rate” for such series. Each of the applicable Conversion Prices and Conversion Rates, from time to time in effect, is subject to adjustment as hereinafter provided. The initial conversion price of the Series A Preferred Stock is equal to $11.253 (the “Series A Conversion Price”) and the initial conversion price of the Series B Preferred Stock is equal to [                              ]4 (the “Series B Conversion Price” and each such price applicable to each such series as the same may be adjusted in accordance with Section 7 below, the “Conversion Price” for such series). When used herein the following terms shall have the meaning indicated:

(i) “Average Price” shall mean, with respect to any day, the volume-weighted average price of the Common Stock on the NYSE for the sixty (60) consecutive trading days prior to such day (or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 60 trading day period in the over-the-counter market as furnished by the

3 As adjusted for any stocks splits, subdivisions, stock dividends, combinations, reclassifications or similar events occurring prior to the Initial Issuance Date.
4 The Series B Purchase Price.

6

National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. (the “NASD”) selected by the Corporation or, if the shares of Common Stock are not publicly traded, the Private Value).

(ii) “Base Date” shall mean (a) a date, selected by the Majority Holders in their sole discretion, that is a trading day and is no more than twenty (20) trading days prior to the Adjustment Date (as defined below), provided that the Majority Holders shall have given the Corporation written notice of the date they selected as the Base Date at least one (1) day prior to the date so selected or (b) if no date is so selected by the Majority Holders prior to the Adjustment Date, the Adjustment Date.

(iii) “Cash Earnings per Share” shall mean, for any period, the quotient of (x) the sum of (A) the net earnings of the Corporation from continuing operations and (B) sixty-five percent (65%) of any depreciation and amortization of the Corporation, each as publicly reported on the Corporation’s consolidated statement of cash flows prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and (y) the diluted weighted average common shares outstanding, as such share amount is publicly reported on the Corporation’s consolidated statements of operations prepared in accordance with GAAP.

(iv) “Conversion Event” shall mean the first to occur of the following: (i) following the Adjustment Date (as defined in Section 7(h)), the first date upon which the highest price of the Common Stock on the NYSE (or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such trading day in the over-the-counter market, as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Corporation or, if the shares of Common Stock are not publicly traded, the Private Value) is at least 110% of the lowest price on the NYSE on the Base Date (or, if not listed or admitted to trading on any national securities exchange, the average of the lowest reported bid and asked prices on the Base Date in the over-the-counter market, as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Corporation or, if the shares of Common Stock are not publicly traded, the Private Value); or (ii) the date on which the Corporation publicly reports or announces that its Cash Earnings per Share for the four calendar quarters ending prior to such report or announcement are or will be less than $1.50; or (iii) the date on which the Corporation publicly reports or announces that it has taken or will take an extraordinary charge or charges in any calendar year that have or are expected to result in cash payments of more than $50 million; or (iv) the date on which a majority of the directors then in office (excluding the Preferred Stock Directors) shall have adopted a resolution declaring that a Conversion Event shall have occurred; or (v) the date on which the Corporation enters into an agreement providing for a Change in Control or the date on which a Change in Control occurs; or (vi) the date on which a Redemption Notice (as defined below) has been given.

(v) “Private Value” shall mean the fair market value of a share of Common Stock determined jointly by the Corporation and the Majority Holders; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Private Value shall be determined in good faith by an independent investment banking firm selected jointly by the Corporation and such Majority Holders or, if that selection cannot be made within 20 days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.

      (b) The Corporation shall not issue fractions of shares of Common Stock upon any conversion of Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 5(b), be issuable upon conversion of any Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to such fraction, calculated to the nearest one-hundredth ( 1/100) of a share, multiplied by the Market Price (as defined below) for the Common Stock. Whenever the Conversion Rate and Conversion Price of either series of Preferred Stock shall be adjusted as provided in Section 7 hereof, the Corporation shall forthwith file at each office designated for the

7

conversion of Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate for such series that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Preferred Stock at his or its address appearing on the stock register.

      (c) In order to exercise the conversion privilege, the holder of any shares of Preferred Stock to be converted shall surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Preferred Stock not converted.

      (d) The Corporation shall at all times when the Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price of either series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

      (e) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to the Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such share of Preferred Stock has been converted. Any shares of Preferred Stock so converted shall, automatically and without further action, be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized shares of each series of Preferred Stock accordingly.

          6.     Mandatory Conversion

      (a) If the closing price of the Common Stock on the NYSE exceeds 125% of the applicable Conversion Price of a series of Preferred Stock for any thirty (30) consecutive trading days (any such period, a “Measurement Period”) at any time after the fifth anniversary of the Initial Issuance Date (or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such Measurement Period in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Corporation or, if the shares of Common Stock are not publicly traded, the Private Value), the Corporation shall have the right to require the holders of such series of Preferred Stock

8

to convert such shares into the number of shares of Common Stock obtained by dividing the Liquidation Preference then in effect by the Conversion Price of such series then in effect.

      (b) All holders of record of shares of the series of Preferred Stock to be converted will be given at least ten (10) Business Days’ prior written notice by the Corporation of the date fixed and the place designated for such mandatory conversion of all of such shares of Preferred Stock pursuant to this Section 6; provided that such written notice must be provided to such holders not later than ten (10) Business Days after the end of the Measurement Period selected by the Corporation that is the basis for requiring the conversion of such series of Preferred Stock to Common Stock. Such written notice will be sent by mail, first class, postage prepaid, to each record holder of shares of such series of Preferred Stock at such holder’s address appearing on the stock register. On or before the date fixed for conversion each holder of shares of such series of Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6.

      (c) If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. All shares of Preferred Stock the certificates for which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been converted into the number of shares of Common Stock into which such shares of Preferred Stock are so convertible, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date, and such certificates shall thereafter represent for all purposes the shares of Common Stock into which such shares of Preferred Stock have been converted.

      (d) As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for such series of Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

          7.     Conversion Price Adjustments

      (a) In order to protect against dilution of the rights granted to the Preferred Stock hereunder, the applicable Conversion Price of the Preferred Stock shall be subject to adjustment from time to time in accordance with this Section 7. Except as provided in Sections 7(c), 7(e) and 7(f) hereof, if and whenever on or after the Initial Issuance Date, the Corporation shall issue or sell, or shall in accordance with paragraphs (i) to (ix) of Section 7(b), inclusive, be deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Market Price immediately prior to such issuance or sale or if such issue or sale is pursuant to any contract or agreement (excluding Options (as defined below)), the Market Price as of the date the Corporation became legally bound to issue or sell, then, forthwith upon such issue or sale (the “Triggering Transaction”), the Conversion Price of such series in effect immediately prior to the time of such Triggering Transaction shall (subject to paragraphs (i) to (ix) of Section 7(b)), be reduced to the Conversion Price (calculated to the nearest tenth of a cent) determined by multiplying the Conversion Price in effect immediately prior to the time of such issue or sale by a fraction, the numerator of which shall be the sum of (x) the Number of Shares Outstanding immediately prior to such Triggering Transaction multiplied by the Market Price immediately prior to such Triggering Transaction plus (y) the consideration received by the Corporation upon such Triggering Transaction, and the denominator of which shall be the product of (x) the Number of Shares Outstanding immediately prior to such Triggering Transaction plus the number of shares issued or deemed to be issued pursuant to Section 7(b) in such Triggering Transaction, multiplied by (y) the Market Price immediately prior to such Triggering Transaction.

      For purposes of Section 5(b) and this Section 7, (A) the term “Market Price” shall mean, with respect to any day, the volume weighted average price of a share of Common Stock on the trading day preceding such

9

day on the principal national securities exchange on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices on such trading day in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Corporation or, if the shares of Common Stock or securities are not publicly traded, the Private Value and (B) the term “Number of Shares Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus, after the occurrence of a Conversion Event, the number of shares of Common Stock issuable upon conversion of the Preferred Stock (without regard to the provisions of Sections 7(h) and (i) unless the Conversion Price has been actually adjusted pursuant to such sections, but assuming a Conversion Event had occurred), plus the number of shares of Common Stock issuable upon the conversion or exercise in full of all Convertible Securities and Options (including Convertible Securities and Options outstanding on the date hereof) whether or not the Convertible Securities or Options are convertible into or exercisable for Common Stock at such time, but shall not include (a) any shares of Common Stock or Convertible Securities in the treasury of the Corporation or held for the account of the Corporation or any of its subsidiaries, and (b) any shares of Common Stock issued or reserved for issuance under stock option, restricted stock, retirement or executive ownership plans to the extent that such shares or Options to purchase such shares are issued or granted after the Initial Issuance Date.

      (b) For purposes of determining the adjusted Conversion Price for the Series A Preferred Stock and/or the Series B Preferred Stock under Section 7(a), the following paragraphs (i) to (ix), inclusive, shall be applicable:

(i) In case the Corporation, at any time after the Initial Issuance Date, shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options (including, without limitation, by means of accretion or accrual of interest or dividends) or the conversion or exchange of such Convertible Securities) shall be less than the Market Price immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price for such series of Preferred Stock shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in paragraph (iii) below.

(ii) In case the Corporation, at any time after the Initial Issuance Date, shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be

10

less than the Market Price immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price for such series of Preferred Stock shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (iii) below.

(iii) If the additional consideration payable upon the exercise of any Options referred to in paragraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs (i) or (ii), or the rate at which any Convertible Securities referred to in paragraphs (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions providing for a weighted average anti-dilution adjustment, whether based on issuances at below the applicable conversion or exercise price or below market value), the Conversion Price for such series of Preferred Stock in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect for such series of Preferred Stock at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities as to which an adjustment to the Conversion Price was made pursuant to clause (i) or (ii) above, the Conversion Price for such series of Preferred Stock then in effect hereunder shall forthwith be increased to the Conversion Price for such series of Preferred Stock which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for the consideration determined in good faith by the Board of Directors to be attributable to such Options.

(vi) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation (including the assumption or exchange of Options and Convertible Securities of the non-surviving corporation), the amount of consideration received by the Corporation therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributed by the Board of Directors in good faith to such Common Stock, Options or Convertible Securities, as the case may be. The consideration received by the Corporation in connection with the issuance and sale or deemed issuance and sale of any Common Stock, Options or Convertible Securities shall be computed based upon the total consideration received or determined to be received by the Corporation in accordance with the terms hereof before giving effect to any customary underwriting discounts or commissions, placement agency fees or other customary transaction expenses typically borne by an issuer but after giving effect to any other discounts or fees.

(vii) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 7(b).

(viii) In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Options or Convertible Securities, then, unless the holders of Preferred

11

Stock receive their pro rata share of such dividend or distribution, any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(ix) For purposes of this Section 7(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

      (c) In case the Corporation shall at any time (A) subdivide the outstanding Common Stock or (B) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the applicable Conversion Rate of the Preferred Stock in effect immediately prior to such dividend or subdivision shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price for such series of Preferred Stock in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the applicable Conversion Rate of the Preferred Stock in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price for such series of Preferred Stock in effect immediately prior to such combination).

      (d)

(i) If any Change in Control (as defined below) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of the consummation of such Change in Control, lawful and adequate provision shall be made whereby the holders of the shares of Preferred Stock that thereafter remain outstanding, if any, shall have the right to acquire and receive upon conversion of the Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock (but after and subject to the rights of holders of Senior Preferred Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of any reorganization, reclassification, consolidation, merger or sale in connection with the Change in Control) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Preferred Stock at the Conversion Price for such series of Preferred Stock then in effect (the “Change in Control Consideration”).

(ii) The Corporation will not effect any such Change in Control unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such Change in Control or, in the case of a sale of the Corporation’s assets which constitutes a Change in Control, the entity purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such Change in Control Consideration such holder may be entitled to purchase in accordance with the foregoing provisions, unless such holder has elected to continue to hold Preferred Stock in the surviving entity pursuant to Section 10(b) hereof.

      For purposes hereof, the term “Change in Control” shall mean (i) a consolidation, merger, reorganization or other form of acquisition of or by the Corporation in which the Corporation’s stockholders immediately prior to the transaction retain less than 50% of the voting power of or economic interest in the surviving or resulting entity (or its parent), (ii) a sale of the Corporation’s assets in excess of a majority of the Corporation’s assets (valued at fair market value as determined in good faith by the Board of Directors), or (iii) the individuals who were directors of the Corporation as of the Initial Issuance Date (together with any Preferred Stock Director and any new directors whose election or appointment was approved by the directors then in office who were either directors as of the Initial Issuance Date or whose election or appointment was previously so approved) ceasing to constitute a majority of the Board of Directors or the board of directors of any surviving or resulting entity (or its parent).

12

      (e) The provisions of this Section 7 shall not apply to the following shares of Common Stock issued, issuable or deemed outstanding under paragraphs (i) to (ix) of Section 7(b) inclusive: (A) shares of Common Stock issuable upon conversion of the shares of Preferred Stock, (B) the Warrants (as defined in the Purchase Agreement) and shares of Common Stock issued or issuable upon exercise thereof, (C) warrants issued to lenders of non-convertible debt and the Common Stock issuable upon exercise thereof; provided such warrants do not exceed, in the aggregate, 5% of the issued and outstanding shares of Common Stock and the terms thereof have been approved by the Board of Directors, (D) shares of Common Stock issued in consideration for bona fide acquisitions, mergers, joint ventures or similar transactions provided that the terms thereof are approved by the Board of Directors, (E) shares of Common Stock issued or issuable pursuant to any stock option, restricted stock, retirement, stock purchase or similar plan or arrangement for the benefit of the employees, directors or consultants of the Corporation or its subsidiaries, duly adopted by the Board of Directors and (F) shares of Common Stock issued in a bona fide underwritten public offering underwritten by a nationally recognized investment bank pursuant to an effective registration under the Securities Act of 1933, as amended, or any similar federal statute then in force.

      (f) If at any time or from time to time on or after the Initial Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price of the Preferred Stock under Section 7(a) hereof, then each holder of such series of Preferred Stock that did not have an adjustment made to its Conversion Price shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 7(b)) upon the terms applicable to such Purchase Rights either:

(i) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable (assuming a Conversion Event had occurred) upon conversion of such series of Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of such series of Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of such series of Preferred Stock specifically to request delivery of such rights; or

(ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

      (g) If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 7 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series A Preferred Stock and/or the holders of Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price of such series of Preferred Stock as otherwise determined pursuant to any of the provisions of this Section 7, except in the case of a combination of shares of a type contemplated in Section 7(d) hereof and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 7(d) hereof.

      (h) The Conversion Price will be reduced on the fourth anniversary of the Initial Issuance Date (the “Adjustment Date”), as set forth in this paragraph (h), if the Average Price on the Adjustment Date is less than $23.00 per share (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events) (the “Target Price”). In the event an adjustment to the Conversion Price is required to be made pursuant to this Section 7(h), it shall be made as follows:

(i) the Series A Conversion Price will be reduced by an amount equal to the excess of the Target Price over the Average Price on the Adjustment Date; provided, however, that in no event shall the

13

Series A Conversion Price be reduced by more than a total of $4.50 per share pursuant to Sections 7(h)(i) and Section 7(i) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events); and

(ii) the Series B Conversion Price will be reduced by an amount equal to the product of (x) the excess of the Target Price over the Average Price on the Adjustment Date and (y) [insert an amount equal to the quotient obtained by dividing 40% of the initial Series B Conversion Price by $4.50] (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events); provided, however, that in no event shall the Series B Conversion Price be reduced by more than [insert an amount equal to 40% of the initial Series B Conversion Price] pursuant to Sections 7(h)(ii) and Section 7(i) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events).

      (i) The Conversion Price will be reduced on the first (but not any subsequent) occurrence of a Change in Control consummated prior to the Adjustment Date (the date of such consummation, the “Change in Control Date”), as set forth in this paragraph (i), if the Average Price (calculated for all purposes of this Section 7(i) on the basis of thirty (30) trading days rather than sixty (60) trading days) on the Change in Control Date is less than (i) $14.00 per share in the case of a Change in Control consummated on or prior to the first anniversary of the Initial Issuance Date, (ii) $17.00 per share in the case of a Change in Control consummated after the first anniversary of the Initial Issuance Date but on or prior to the second anniversary thereof, (iii) $20.00 per share in the case of a Change of Control consummated after the second anniversary of the Initial Issuance Date but on or prior to the third anniversary thereof, or (iv) $23.00 per share in the case of a Change in Control consummated after the third anniversary of the Initial Issuance Date but on or prior to the fourth anniversary thereof (each such price, a “Change in Control Target Price”). In the event a reduction in the Conversion Price is required pursuant to this Section 7(i), it shall be made as follows:

(i) The Series A Conversion Price will be reduced by an amount equal to the excess of the applicable Change in Control Target Price over the Average Price on the Change in Control Date; provided, however, that in no event shall the Series A Conversion Price be reduced by more than a total of $4.50 per share pursuant to Sections 7(h) and (i)(i) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events); and

(ii) The Series B Conversion Price will be reduced by an amount equal to the product of (x) the excess of the applicable Change in Control Target Price over the Average Price on the Change in Control Date and (y) [insert an amount equal to the quotient obtained by dividing 40% of the initial Series B Conversion Price by $4.50] (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events); provided, however, that in no event shall the Series B Conversion Price be reduced by more than a total of [insert an amount equal to 40% of the initial Series B Conversion Price] pursuant to Sections 7(h) and (i)(ii) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events).

      (j) For the ninety (90) day period prior to the Adjustment Date or the Change in Control Date, as the case may be, the Corporation shall not, directly or indirectly, repurchase or acquire more than 200,000 shares of Common Stock or such greater number of shares as agreed to in writing by the Majority Holders, whether by means of open market repurchases, tender offer or otherwise, nor shall it announce any intention to do so.

      (k) In the event that:

(i) the Corporation shall declare any Extraordinary Dividend upon its Common Stock, or

(ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

(iii) there shall be a Change in Control;

14

      then, in connection with such event, the Corporation shall give to the holders of Preferred Stock:

(A) at least twenty (20) days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Change in Control; and

(B) in the case of any Change in Control to the extent possible, at least twenty (20) days’ prior written notice of the date when the same shall take place.

      Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date, if any, on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon Change in Control. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder at the address of the holder as shown on the books of the Corporation.

8.	Remarketing.

      (a) Upon the delivery of a Default Notice or upon the written request (the “Reset Notice”) of the Majority Holders given not earlier than thirty (30) days prior to the seventh anniversary of the Initial Issuance Date, the Corporation shall, subject to its redemption rights set forth in Section 9 hereof, adjust the dividend rate on the Preferred Stock to the rate necessary in the opinion of a nationally recognized investment banking firm (selected by the Corporation) (the “Remarketing Agent”) to allow the Remarketing Agent to resell all of the Preferred Stock on behalf of the holders thereof (such resale, the “Remarketing”) at a price of not less than 100% (after deduction of fees for the Remarketing Agent) of the then applicable Liquidation Preference (such adjusted dividend rate, the “Adjusted Rate”). Notwithstanding the foregoing, within five (5) Business Days after the Remarketing Agent has established the Adjusted Rate, the Corporation may elect to redeem all of the Preferred Stock in accordance with Section 9(a)(ii) hereof. In the event the Corporation does not elect to redeem the Preferred Stock in accordance with Section 9, the Corporation shall give written notice to the holders of Preferred Stock of the Adjusted Rate.

      (b) In the event the Corporation does not elect to redeem the Preferred Stock in accordance with Section 9:

(i) notwithstanding any provision in this Certificate of Incorporation to the contrary, the Adjusted Rate shall be effective as of the date of the Default Notice or Reset Notice, as applicable;

(ii) the Corporation shall cause the Remarketing Agent to effect the Remarketing within ninety (90) days of the date of the Default Notice or Reset Notice, as applicable; and

(iii) the Corporation shall use its reasonable best efforts (together with the Remarketing Agent) to facilitate a Remarketing in accordance with the terms hereof.

      (c) Any Remarketing shall be on such terms that (i) provide for the immediate disbursement of proceeds from the Remarketing in an amount of not less than 100% (after deduction of fees for the Remarketing Agent) of the then applicable Liquidation Preference to the holders of the relevant series of Preferred Stock in cash, without any escrows, holdbacks or similar arrangements and (ii) do not contain any representations (other than with respect to ownership of the shares of Preferred Stock), indemnities, liabilities or other provisions imposing any obligation on the holders of the relevant series of Preferred Stock, other than the obligation to tender the certificates representing the relevant shares of Preferred Stock to the Remarketing Agent. Each such certificate shall bear a legend to the effect that each share of Preferred Stock shall be subject to the remarketing provisions contained in this Section 8.

      9.     Redemption.

      (a) As promptly as possible after, but in no event later than (i) five (5) Business Days after the Corporation gives a Change in Control Redemption Notice (as defined below) stating that it will effect the redemption, (ii) one hundred (100) days after the Reset Notice if the Corporation elects to redeem the

15

Preferred Stock in lieu of a Remarketing pursuant to Section 8 or (iii) thirty (30) days after the receipt of a Default Notice (if the Corporation elects to redeem in lieu of a Remarketing pursuant to Section 8), the Corporation shall redeem the relevant Preferred Stock (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price in cash equal to the Liquidation Preference as of the date of such redemption (such applicable amount is hereinafter referred to as a “Redemption Price” and any such date of redemption is hereafter referred to as a “Redemption Date”). If the Corporation is unable at any Redemption Date to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, dividends shall continue to accrue at the applicable rate and the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.

      (b) Prior to each Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Redemption Date and the date on which such holder’s conversion rights (pursuant to Section 5 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the “Redemption Notice”).

      (c) On or prior to each Redemption Date, each holder of Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

      (d) Except as provided in Section 9(a) hereof, the Corporation shall have no right to redeem the shares of Preferred Stock. Any shares of Preferred Stock so redeemed shall, automatically and without any further action, be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

      (e) Each holder of Preferred Stock acknowledges that the Corporation may from time to time be a party to credit, loan and similar agreements with institutional lenders that restrict the Corporation’s ability to redeem or repurchase shares of Preferred Stock (each a “Credit Agreement”). Prior to taking any action that could require the Corporation to redeem or repurchase any shares of Preferred Stock in circumstances where such repurchase or redemption would violate any Credit Agreement, the Corporation will either obtain any waivers necessary to redeem or repurchase such shares or pay or arrange to pay in full all amounts due under any Credit Agreement that would otherwise restrict or prohibit such redemption or repurchase.

      10.     Change in Control; Procedures Upon A Change in Control.

      Upon a Change in Control, holders of the outstanding shares of Preferred Stock may, at their election:

(a) convert the Preferred Stock into Common Stock in accordance with the provisions of Sections 5 and 7 hereof and receive the Change in Control Consideration upon conversion;

(b) in lieu of receiving any liquidation preference in respect of such Preferred Stock upon such Change in Control, continue to hold the Preferred Stock in any surviving entity resulting from such

16

Change in Control or, in the case of a sale of the Corporation’s assets which results in a Change in Control, the entity purchasing such assets, provided, however, that the provisions hereof (including but not limited to the provisions of Section 7, but excluding Sections 7(h) and (i) following the date of such Change in Control) shall continue to remain in effect with respect to such Preferred Stock; or

(c) within sixty (60) days after the Change in Control Date, request, in lieu of receiving the Change in Control Consideration, that the Corporation redeem, out of funds lawfully available for the redemption of shares, the Preferred Stock (the “Redemption Request”) for an amount in cash equal to the applicable Liquidation Preference, plus any declared and unpaid Participating Dividends as of the Redemption Date; provided, that the Corporation may, in lieu of making the redemption so requested, effect a Remarketing pursuant to Section 8. Promptly but in any event within five (5) days after receipt of the Redemption Request, the Corporation shall provide a written notice to all holders of the Preferred Stock setting forth whether it will redeem the Preferred Stock or effect a Remarketing (the “Change in Control Redemption Notice”). In the event the Corporation elects to redeem the Preferred Stock, the Preferred Stock shall be redeemed in accordance with Section 9. In the event the Corporation elects to effect a Remarketing, the Remarketing shall be effected in accordance with Section 8 (as long as such Remarketing is effected within ninety (90) days after making a Redemption Request), and all references to Reset Notice shall be deemed to be changed to Redemption Request.

      11.     Adjustments. In the event of any stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events with respect to the Preferred Stock or the Common Stock, there shall be an appropriate adjustment to any dollar amount referred to herein other than the Conversion Price, which shall be subject to adjustment as provided in Section 7.

      IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this       day of                     , 2003 and affirms the statements contained herein as true under penalties of perjury.

WELLMAN, INC.

By:

Name:
Title:

17

PROXY

WELLMAN, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2003

     The undersigned hereby appoints Thomas M. Duff, Clifford J. Christenson and David K. Duffell or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Wellman, Inc. at the Special Meeting of Stockholders to be held on May 30, 2003, at 10:00 AM local time, at the Oyster Point Hotel, 146 Bodman Place, Shrewsbury, New Jersey, or at any adjournment thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Special Meeting of Stockholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders as follows, and otherwise in their discretion upon such other business as may properly come before the Special Meeting of Stockholders or any adjournment thereof.

(1)  (a) To approve the issuance and sale to Warburg Pincus VIII Pincus Private Equity VIII, L.P. of (i) no more than 5,000,000 shares of newly created Series A Convertible Preferred Stock, (ii) 6,700,000 shares of newly created Series B Convertible Preferred Stock, and (iii) a warrant to purchase 1,250,000 shares of Common Stock, (b) to ratify the prior issuance of the warrant to purchase 1,250,000 shares of Common Stock and (c) to approve the issuance of shares of Common Stock issuable upon the conversion of such Preferred Stock and exercise of such warrants.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)  To approve an amendment to the our Certificate of Incorporation to (i) increase the Company’s authorized shares of Common Stock, $0.001 par value, from 55,000,000 shares to 100,000,000 shares, and (ii) authorize two newly created series of preferred stock, one designated as “Series A Convertible Preferred Stock,” consisting of 5,000,000 shares, and the other designated as “Series B Convertible Preferred Stock,” consisting of 6,700,000 shares, and (iii) permit amendments to the terms of a class or series of Preferred Stock with only the approval of our Board of Directors and the holders of such class or series of Preferred Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)  To transact such other business as may properly come before the meeting or any adjournment thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

Date:	, 2003

Please sign exactly as your name or names appear hereon. For more than one owner as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please sign in partnership name by an authorized person.

PLEASE COMPLETE, INDICATE YOUR VOTE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ON MAY 30, 2003. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.